UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TRIUMPH BANCORP, INC.

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TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

April 3, 2019

Dear Triumph Bancorp, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Triumph Bancorp, Inc., to be held on May 16, 2019. The Annual Meeting will begin promptly at 1:00 p.m., local time, at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at www.proxydocs.com/TBK.

Sincerely,

Aaron P. Graft

President and Chief Executive Officer

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triumph Bancorp, Inc. will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 1:00 p.m., local time, on May 16, 2019, for the following purposes:

1.	To re-elect four directors to the Board of Directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2.	To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement (“Say on Pay Proposal”);

3.	To vote on a non-binding advisory resolution to approve the frequency of future say on pay votes (the “Say on Pay Frequency Proposal”);

4.	To vote on a proposal to approve the First Amendment to the Triumph Bancorp, Inc. 2014 Omnibus Incentive Plan;

5.	To vote on a proposal to approve the Triumph Bancorp, Inc. Employee Stock Purchase Plan;

6.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the current fiscal year; and

7.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

We are furnishing our 2018 Annual Report and proxy materials to our stockholders primarily through the Internet this year in accordance with rules adopted by the Securities and Exchange Commission. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around April 3, 2019, which provides them with instructions on how to vote and how to access the 2018 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials.

Stockholders of record who previously enrolled in a program to receive electronic versions of the 2018 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/TBK

•	By phone: call 866-206-5381

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the broker, bank or other stockholder of record entitled to vote your shares.

The Board of Directors has fixed the close of business on March 18, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By Order of the Board of Directors,
April 3, 2019
Dallas, Texas	Aaron P. Graft
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 16, 2019.

The Proxy Statement for the 2019 Annual Meeting, the Notice of the 2019 Annual Meeting, the form of proxy and the Company’s 2018 Annual Report are available at www.proxydocs.com/TBK.

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY  16, 2019

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Triumph Bancorp, Inc. (“Triumph”), a Texas corporation, for use at our 2019 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 1:00 p.m. local time, on May 16, 2019.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

As used in this Proxy Statement, the terms “us”, “we”, “our”, the “Company” and “Triumph” refer to Triumph Bancorp, Inc., and, where appropriate, Triumph Bancorp, Inc., and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value, $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on March 18, 2019, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of March 18, 2019 we had 26,709,411 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 333 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m., central time on May 15, 2019 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting in Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Required Votes

At the Annual Meeting, stockholders will consider and act upon (1) the re-election of four directors to our Board of Directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified, (2) the Say on Pay Proposal, (3) the Say on Pay Frequency Proposal, (4) a proposal to approve the First Amendment to the Triumph Bancorp, Inc. 2014 Omnibus Incentive Plan, (5) a proposal to approve the Triumph Bancorp, Inc. Employee Stock Purchase Plan, (6) the ratification of the appointment of our independent registered public accounting firm, and (7) such other business as may properly come before the Annual Meeting.

•

Election of Directors. We have implemented majority voting in uncontested director elections. As a result, each director standing for re-election at the Annual Meeting will be elected by a majority of the votes cast by the outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting, meaning that each director nominee must receive a greater number of such shares voted “for” such director than the number of such shares voted “against” such director. In a contested election, the director nominees receiving a plurality of the votes cast shall be elected directors.

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Say on Pay Frequency Proposal. With respect to this proposal, the alternative that obtains a plurality of the votes cast by the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting will constitute the non-binding recommendation of the stockholders.

•

All Other Proposals. For all of the other proposals described in this Proxy Statement, the affirmative vote of a majority of the votes cast by the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve each such proposal.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors, matters involving executive compensation and other matters considered non-routine, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker. This is generally referred to as a “broker non-vote.” In these cases, as long as a routine matter is also being voted on, and in cases where the stockholder does not vote on such routine matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to the proposal to ratify the selection of Crowe LLP as our independent registered public accounting firm but not with respect to any of the other proposals to be voted on at the Annual Meeting.

Abstentions and broker non-votes will not be treated as votes cast for any of the proposals at the Annual Meeting and thus will have no effect on the results of any of such proposals.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the re-election of each of the director nominees to our Board of Directors, (2) a vote for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, (3) a vote for the one (1) year alternative with respect to frequency for future non-binding advisory votes on the compensation of named executive officers, (4) a vote for approval of the First Amendment to the Triumph Bancorp, Inc 2014 Omnibus Incentive Plan, (5) a vote for approval of the Triumph Bancorp, Inc. Employee Stock Purchase Plan, and (6) a vote for the ratification of the appointment of Crowe LLP as our independent registered public accounting firm.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has been given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1:  ELECTION OF DIRECTORS

Introduction

Our Board of Directors is currently divided into three classes, Class I, Class II and Class III. At the 2018 annual meeting of stockholders, two management proposals were approved by the stockholders effecting an amendment to our Second Amended and Restated Certificate of Formation (as amended, the “Charter”) and an amendment to our Second Amended and Restated Bylaws (as amended, the “Bylaws”) to provide for the phasing out of the classified structure of our Board of Directors and to implement majority voting in uncontested director elections.

Consequently, in accordance with the Charter and Bylaws, the terms of the directors in Class II will expire at this Annual Meeting and each has been nominated for re-election for a term to last until the 2020 annual meeting of stockholders or until their respective successors have been elected and qualified. Directors in Class III and Class I, with terms expiring at the 2020 and 2021 annual meetings of stockholders, respectively, will (subject to their earlier resignation or removal) serve the remainder of their respective terms, and thereafter they or their successors will be elected to one (1) year terms. From and after the 2021 annual meeting of stockholders, the Board of Directors will be declassified and all directors shall be elected for a one (1) year term, or until the director’s earlier resignation or removal prior to the next such annual meeting of stockholders.

Our Board of Directors is currently divided as follows:

•	The Class I directors are Aaron P. Graft, Robert Dobrient, Maribess L. Miller and Frederick P. Perpall, and their term will expire at the annual meeting of stockholders expected to be held in 2021;

•	The Class II directors are Douglas M. Kratz, Richard L. Davis, Michael P. Rafferty and C. Todd Sparks, and their term will expire at this Annual Meeting; and

•	The Class III directors are Carlos M. Sepulveda, Jr., Charles A. Anderson and Justin N. Trail, and their term will expire at the annual meeting of stockholders expected to be held in 2020.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors until declassification occurs.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Douglas M. Kratz, Richard L. Davis, Michael P. Rafferty and C. Todd Sparks for re-election to the Board of Directors (whom we refer to as the “nominees”) for a one (1) year term expiring at the 2020 annual meeting of stockholders or until their respective successors have been elected and qualified. All nominees are currently directors of Triumph Bancorp, Inc. and have been previously elected by our stockholders.

The Board of Directors unanimously recommends a vote FOR the re-election of each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Name	Age	Position
Charles A. Anderson	58	Director
Richard L. Davis	65	Director
Robert Dobrient	57	Director
Aaron P. Graft	41	Director, Vice Chairman, Chief Executive Officer & President
Douglas M. Kratz	67	Director
Maribess L. Miller	66	Director
Frederick P. Perpall	44	Director
Michael P. Rafferty	64	Director
Carlos M. Sepulveda, Jr.	61	Director & Chairman
C. Todd Sparks	51	Director
Justin N. Trail	47	Director

Board Nominees with Terms Ending in 2019

Richard L. Davis has served on our Board of Directors since 2010. He is Founder and Chief Executive Officer of Dallas-based DAVACO, Inc., a leading provider of retail, restaurant and hospitality service solutions. In 2000 and 2006, Mr. Davis was a finalist for the Ernst & Young Entrepreneur of the Year award, and in 2006, he was inducted into the Retail Construction Hall of Fame. Mr. Davis currently serves on The Salvation Army’s Dallas/ Fort Worth Metroplex Advisory Board and The Board of Advisors of the Baylor Angel Network with the Hankamer School of Business of Baylor University. Mr. Davis’ extensive experience in business qualifies him to serve on our Board of Directors.

Douglas M. Kratz has been a member of our Board of Directors since October 2013 and also serves on the Board of Directors of our subsidiary bank, TBK Bank, SSB. Mr. Kratz currently serves as Chairman of the Risk Management Committee and is a member of the subsidiary bank’s Executive Loan Committee. Prior to Triumph Bancorp’s 2013 acquisition of National Bancshares, Inc, Mr. Kratz served as Chairman of the Board of National Bancshares, Inc. and a Director of its subsidiary bank, THE National Bank, since 2001. During that period, for several years, Mr. Kratz served as Chief Executive Officer and Vice Chairman of the parent company and subsidiary bank, respectively. Over the past 30 years, Mr. Kratz has served on the boards of directors of numerous community banking organizations along with being a principal investor in several of the organizations. Mr. Kratz is also a principal investor in privately held non-financial services related entities. Mr. Kratz’ extensive business and banking experience, as well as his long-standing community business and banking relationships in the Quad Cities Metropolitan Area, qualify him to serve on our Board of Directors.

Michael P. Rafferty has served on our Board of Directors since July 2014 and serves as Chairman of the Audit Committee and also serves as a member of the Risk Management Committee. Mr. Rafferty was a member of the public accounting firm Ernst & Young LLP from 1975 until his retirement in 2013, was admitted as Partner of the Firm in 1988, and served as the Audit Practice Leader for the Southwest Region from 2004 to 2013. During his career with Ernst & Young, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty graduated with a Bachelor of Science degree in Accounting from the University of New Orleans. Mr. Rafferty is a certified public accountant and is licensed in Texas and Louisiana. Mr. Rafferty’s extensive experience in the financial services industry qualifies him to serve on our Board of Directors. Mr. Rafferty also serves on the Board of Directors and Audit Committee of MoneyGram International, Inc. (NASDAQ:MGI) since 2016.

C. Todd Sparks has served on our Board of Directors since 2010. He also serves as a director of our wholly owned subsidiary bank, TBK Bank, SSB. He is Vice President and Chief Financial Officer of Discovery Operating Inc., where he has been employed since 1992. He currently serves on the Board of Directors of Patriot Drilling, LLC, FirstCapital Bank of Texas and First Bancshares of Texas (Holding Company). Mr. Sparks received a Bachelor of Business Administration from Baylor University in 1989 and a Master of Business Administration from Texas A&M University in 1992. Mr. Sparks’ extensive business and banking experience, as well as his long- standing business and banking relationships in the community, qualify him to serve on our Board of Directors.

Directors with Terms Ending in 2020 (Continuing Directors)

Charles A. Anderson has served on our Board of Directors since 2010. In 2003, Mr. Anderson cofounded Bandera Ventures, Ltd., a firm focused on industrial development and acquisitions, distressed office acquisitions and long-term lease opportunities. Prior to that, Mr. Anderson was associated with the Trammell Crow Company where he served as Senior Executive Director, responsible for the Development and Investment Group for the Western half of the United States. Since 2014, Mr. Anderson has served on the Board of Directors and as a member of the Investment Committee of Highwoods Properties, Inc. (NYSE:HIW), a publicly traded real estate investment trust. He earned his Bachelor of Business Administration and Master of Business Administration from Southern Methodist University, where he graduated summa cum laude. Mr. Andersons’ extensive experience in business and finance qualify him to serve on our Board of Directors.

Carlos M. Sepulveda, Jr. has served as Chairman of our Board of Directors since 2010. He also serves as chairman of TBK Bank, SSB. Since March 2014, Mr. Sepulveda has served on the Board of Directors of Savoya, a chauffeured ground transportation service provider. In 2007, he joined the Board of Directors of Cinemark Holdings, Inc. (NYSE: CNK) and in 2016 was named Lead Director. In addition, he serves as Chairman of the Audit Committee, and is a member of both the Compensation Committee and the Strategic Planning Committee. From 2013 to January 2017, Mr. Sepulveda served on the Board of Matador Resources Company (NYSE:MTDR), as Director, Chairman of the Audit Committee, Chairman of the Financial Committee, and a member of both the Nominations Committee and Executive Committee. Mr. Sepulveda joined Interstate Battery System International, Inc. in 1990, and served as its President and Chief Executive Officer from 2004 until 2013, and continues to serve on its Board of Directors as he has since 1995. Prior to joining Interstate Battery, Mr. Sepulveda was a partner at KPMG with more than 10 years of audit experience, including a concentration in financial services companies and banks. Mr. Sepulveda received a Bachelor of Business Administration with highest honors from the University of Texas at Austin. He is a certified public accountant (CPA) and is a member of the American Institute of CPAs and Texas Society of CPAs. Mr. Sepulveda’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Justin N. Trail has served on our Board of Directors since 2010. He is the Founder and President of Commercial Insurance Solutions Group, LLC, a national retail insurance brokerage company specializing in the risk management of real estate investment portfolios, Founder and CEO of C1 Insurance Group and Cofounder and Director of Spicewood Funding Group, a specialty finance company. Mr. Trail serves as a director at Triumph Business Capital, Chairman at Triumph Insurance Group, and member of the Compensation Committee of our Board of Directors. He also serves as a Director at the National Multi Housing Council and numerous non-profit organizations. Mr. Trail graduated from Texas A&M University with a Bachelor of Science in 1994 and a Master’s degree in 1996. Mr. Trail’s extensive business and banking experience qualify him to serve on our Board of Directors.

Directors with Terms Ending in 2021 (Continuing Directors)

Aaron P. Graft is the Founder, Vice Chairman and Chief Executive Officer of the Company. He also serves as the Vice Chairman and Chief Executive Officer of TBK Bank, SSB and is the Vice Chairman of Triumph Business Capital and a Director of Triumph Insurance Group, Inc. Mr. Graft also serves as a Director and as Vice Chairman of The Bank of the West of Thomas, Oklahoma. Prior to establishing Triumph Bancorp, Inc., Mr. Graft served as the Founder and President of Triumph Land and Capital Management, LLC, where he oversaw the management of several multi-family and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multi-family projects. Prior to Triumph, Mr. Graft worked for Fulbright & Jaworski, LLP (now Norton Rose Fulbright LLP) where he focused on distressed loan workouts. Mr. Graft received a Bachelor of Arts, Cum Laude, and a Juris Doctorate, Cum Laude, from Baylor University. He is a member of Young Presidents’ Organization. He also serves on the Baylor University Hankamer School of Business Advisory Board. In 2017, Mr. Graft received the EY Entrepreneur Of The Year® Award in the Business & Financial Services category in the Southwest Region and the Baylor University 2017 Young Alumnus of the Year. In 2014, he was recognized by the Dallas Business Journal with the “40 Under 40” award.

Robert Dobrient has served on our Board of Directors since 2010. He is Chairman and Chief Executive Officer of Travel Research Advisors, the Dallas-based parent company of Savoya and Groundwork, both of which provide secure ground transportation services. Prior to establishing Savoya in 2000, Mr. Dobrient was Cofounder and President of Max America, a same-day delivery and logistics firm that won Inc. “500” honors for three consecutive years in the early 1990s. In 1997, Max America was acquired by Dynamex, Inc., a publicly held leading consolidator in the time critical distribution industry. Mr. Dobrient is a Director of privately held Redaway, a medical waste transport and disposal company. Mr. Dobrient earned a Bachelor of Business Administration from University of North Texas. He serves as a mentor and as a Board member at Mercy Street, a program serving inner-city youths and their families. Mr. Dobrients’ extensive business experience qualifies him to serve on our Board of Directors.

Maribess L. Miller has served on our Board of Directors since July 2014 and serves as Chairperson of our Nominating and Corporate Governance Committee and is a member of the Audit Committee. Ms. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing Partner from 2001 until 2009; as Southwest Region Consumer, Industrial Products and Services Leader from 1998 until 2001; and as Managing Partner of that firm’s U.S. Healthcare Audit Practice from 1995 to 1998. Since 2010, Ms. Miller has served as a member of the Board of Directors and Chair of the Audit Committee and member of the Compensation Committee for Zix Corporation (NASDAQ:ZIXI). Ms. Miller is also a member of the Board of Directors and Chair of the Audit Committee and member of the Compensation Committee for Midmark Corp., a privately-held medical supply company. She was on the Texas State Board of Public Accountancy from 2009-2015, past Board Chair for the Texas Health Institute and is a Board member and past Chair of the Board of the North Texas Chapter of the National Association of Corporate Directors. She graduated cum laude with a Bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a certified public accountant. Ms. Miller’s extensive business experience qualifies her to serve on our Board of Directors.

Frederick P. Perpall was elected to our Board of Directors effective October 24, 2016 and began serving on the Compensation Committee in January 2017. Mr. Perpall serves as the Chief Executive Officer for The Beck Group, an architecture and construction company based in Dallas, Texas. Mr. Perpall has served as CEO of the Beck Group since 2013, and has been with The Beck Group in other roles since 1999. Mr. Perpall began his career in the design and construction industry in 1996 and has been a registered architect since 2003. Prior to his time at Beck, Mr. Perpall worked for Gideon Toal Architects and Alexiou + Associates. Mr. Perpall serves on numerous boards and executive committees, including the Dallas Regional Chamber, the Dallas Citizens Council and The Carter Center. He earned his Bachelor of Science and Master of Architecture degrees from the University of Texas at Arlington.

Executive Officers

The following table sets forth information regarding individuals who are our executive officers.

Name	Age	Position
Aaron P. Graft	41	Vice Chairman, Chief Executive Officer and President of the Company Vice Chairman, Chief Executive Officer of TBK Bank, SSB
R. Bryce Fowler	65	Executive Vice President, Chief Financial Officer of the Company President and Chief Financial Officer of TBK Bank, SSB
Gail Lehmann	61	Executive Vice President, Secretary of the Company Chief Operating Officer, President of Retail Operations, Secretary of TBK Bank, SSB
Adam D. Nelson	41	Executive Vice President, General Counsel of the Company and TBK Bank, SSB
Daniel J. Karas	58	Executive Vice President, Chief Lending Officer, TBK Bank, SSB

A brief description of the background of each of our executive officers who is not also a director is set forth below.

R. Bryce Fowler has served as our Executive Vice President, Chief Financial Officer since 2010. He also serves as President and Chief Financial Officer of TBK Bank, SSB. Previously, Mr. Fowler was a Partner in Cyma Fund Advisors, which managed a $100 million capital investment in a leveraged mortgage-backed securities portfolio. He also served as a Director, President and Chief Financial Officer of Bluebonnet Savings Bank, FSB, a $3+ billion Southwest Plan institution formed from the acquisition of 15 failed institutions in 1988. He was a member of the Executive Committee that led Bluebonnet through the acquisition and consolidation of these institutions, implemented and managed the government assistance agreement, expanded its state-wide lending operations to be national in scope and was one of the principal architects in the development and implementation of Bluebonnet’s transition to a wholesale institution focused primarily in MBS investment strategies. Prior to that, Mr. Fowler was an auditor for David, Kinard & Company, working primarily on financial institution clients. Mr. Fowler received a Bachelor of Business Administration from the University of Texas-Arlington and is a certified public accountant in Texas (license inactive).

Gail Lehmann has served as our Executive Vice President and Secretary since 2010. She also serves as Chief Operating Officer, President of Retail Operations and Secretary of TBK Bank, SSB. Previously, Ms. Lehmann served as Corporate Compliance Officer and Senior Vice President of Risk Management for Bluebonnet Savings Bank, FSB, a $3 billion wholesale thrift. Ms. Lehmann has been in the banking industry for more than 30 years and has experience in all facets of banking operations with particular emphasis on regulatory compliance, risk management, information technology and venture capital environments. She also has expertise in the area of property and subsidiary management. Ms. Lehmann received a Bachelor of Science, with a Major in Public Administration/Political Science and a Minor in Criminal Justice, from the University of Illinois.

Adam D. Nelson has served as our Executive Vice President and General Counsel since 2013. He also serves as Executive Vice President and General Counsel of TBK Bank, SSB. Mr. Nelson previously served as Vice President and Chief Compliance Officer of Trinitas Capital Management, LLC, an independent registered investment adviser. In addition, Mr. Nelson previously served as Vice President and Deputy General Counsel of ACE Cash Express, Inc., a financial services retailer. Prior to that, Mr. Nelson was an attorney with the firm of Weil Gotshal & Manges, LLP, where he focused on mergers and acquisitions, management led buyouts and private equity transactions. Mr. Nelson received a Bachelor of Arts in Economics, magna cum laude, from Baylor University and a Juris Doctorate, cum laude, from Harvard Law School.

Daniel J. Karas serves as Executive Vice President, Chief Lending Officer of TBK Bank, SSB. He joined Triumph in 2012 as Executive Vice President – Asset Based Lending for Triumph Commercial Finance with more than 30 years of experience in all aspects of commercial finance. Prior to joining Triumph, Mr. Karas served as Executive Vice President and Managing Director of Marquette Business Credit, where he led Marquette’s general factoring business as well as marketing for its asset based lending platform. Previously he served with GE Capital/Heller Financial as Managing Director of the Corporate Lending Group, then the Enterprise Client Group and finally Energy Financial Services. He began his career with JPMorgan Chase, formerly Chemical Bank, in New York and gained experience in credit, commercial and leveraged lending prior to opening Bank of America’s (formerly NationsBank) New York ABL office. Mr. Karas is currently a member of the Board of Directors of the Commercial Finance Association. He received his Bachelor of Science in Finance and Management from Temple University and his Master of Business Administration from the Stern School of Business at New York University.

CORPORATE GOVERNANCE

Board of Directors Meetings

During 2018, the Board of Directors held five meetings and committees of the Board held a total of 23 meetings. Each of our directors attended at least 75% of the total meetings of the Board and committees on which he or she served during 2018.

Director Independence

The Board of Directors has determined that with the exception of Aaron P. Graft, each of our current directors is an independent director as defined for purposes of the rules of the Securities and Exchange Commission (“SEC”) and the listing standards of The Nasdaq Stock Market (“NASDAQ”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Carlos M. Sepulveda, Jr. had previously served as the Executive Chairman of the Company until December 31, 2015. Given the passage of more than three (3) years since his service in such capacity, and considering all other relevant facts and circumstances, the Board of Directors concluded that, effective January 1, 2019, Mr. Sepulveda was an independent director as defined for purposes of the rules of the SEC and the NASDAQ.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Management Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. Our Audit Committee is composed of Michael P. Rafferty (Chair), Maribess L. Miller and C. Todd Sparks. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee and the financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	prepares the audit committee report to be included in our proxy statement or annual report filed with the SEC;

•	oversees investigations into complaints concerning financial matters, if any; and

•	reviews other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ for Audit Committees and each of whom meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. Each of Mr. Rafferty and Ms. Miller is an “audit committee financial expert” as defined by the SEC. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Audit Committee met nine times during 2018.

Compensation Committee.  Our Compensation Committee is composed of, Charles A. Anderson (Chair), Richard Davis, Robert Dobrient, Justin N. Trail and Frederick P. Perpall. The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of our executives and team members.

Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer and our other executive officers in accordance with those objectives;

•	approves any changes to non-equity based benefit plans involving a material financial commitment;

•	prepares the compensation committee report to be included in our annual report; and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Compensation Committee met five times during 2018.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Maribess L. Miller (Chair), Charles A. Anderson and Richard Davis. The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters.

Among other things, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommends director nominees to the full Board of Directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	reviews and approves any related party transactions in accordance with our related party transaction policy;

•	makes recommendations to the Board of Directors regarding the compensation of directors of the Company;

•	oversees management continuity planning;

•	leads the Board of Directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

The Nominating and Corporate Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The written charter for our Nominating and Corporate Governance Committee is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Nominating and Corporate Governance Committee met five times during 2018.

Risk Management Committee. Our Risk Management Committee is composed of Douglas M. Kratz (Chair), Aaron P. Graft, Robert Dobrient, and Michael P. Rafferty. The Risk Management Committee is responsible for assisting the Board of Directors in the assessment of risk across the Company and its subsidiaries.

Among other things, the Risk Management Committee:

•	reviews and implements the Company’s enterprise risk assessment program as set forth in its enterprise risk management policy as in place from time to time as adopted by our Board of Directors;

•	reviews and recommends changes to the Company’s enterprise risk management policy to our Board of Directors; and

•

provides updates to our Board of Directors regarding its review of the risks facing the Company and its subsidiaries and its discussions with management on such risks and the steps being taken to mitigate such risks.

The Risk Management Committee is composed of a majority of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. In addition, at least one member of the Risk Management Committee shall be a member of the Company’s Audit Committee. The written charter for our Risk Management Committee is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Risk Management Committee met four times during 2018.

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics and supplemental code of ethics for CEO and senior financial officers is available upon written request to the Corporate Secretary, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251. If we amend or grant any waiver of a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Board Leadership Structure and Risk Oversight

Different individuals serve as our Chief Executive Officer and Chairman because our Board of Directors has determined that the separation of these offices enhances our Board of Directors’ independence and oversight. Moreover, the separation of these roles allows our Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing stockholder value and expanding and strengthening the Company’s franchise while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Carlos M. Sepulveda, Jr., serves as Chairman of our Board of Directors, and Aaron P. Graft serves as our Chief Executive Officer and President.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, including its Risk Management Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board of Directors and independent members of the Board of Directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee are or have been an officer or employee of Triumph or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nomination of Directors

With respect to directors not nominated by Triumph, the Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria below. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria below. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•

the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under the NASDAQ listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interests of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the Secretary of Triumph of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors may currently be elected by a majority of votes cast (in uncontested elections) or a plurality of votes (in contested elections) at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Stockholder Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Adam D. Nelson, our General Counsel, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Seven of our eleven then serving directors attended our 2018 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of our “named executive officers” including our Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers. This discussion and analysis also includes a description of our compensation practices and philosophy, our decision making process for compensation matters, and the material factors impacting our compensation decisions for 2018 compensation.

Our 2018 named executive officers (NEO’s) were:

Name	Position
Aaron P. Graft	Vice Chairman, Chief Executive Officer and President of the Company Vice Chairman, Chief Executive Officer of TBK Bank, SSB
R. Bryce Fowler	Executive Vice President, Chief Financial Officer of the Company President and Chief Financial Officer of TBK Bank, SSB
Gail Lehmann	Executive Vice President, Secretary of the Company Chief Operating Officer, President of Retail Operations and Secretary of TBK Bank, SSB
Adam D. Nelson	Executive Vice President, General Counsel of the Company and TBK Bank, SSB
Daniel J. Karas	Executive Vice President, Chief Lending Officer, TBK Bank, SSB

For additional information regarding compensation of our NEO’s, see “Summary Compensation Table” and other compensation related tables and disclosure below.

Executive Summary

2018 Financial Performance

The Company delivered strong financial results in 2018 while at the same time executing on numerous initiatives and transactions in furtherance of its long-term strategic goals and objectives. These transactions included the acquisition of three banks operating in southern Colorado and New Mexico, which added $675 million of low cost deposits to the Company’s retail franchise, and the acquisition of substantially all of the assets of a transportation factoring business which increased the net funds employed in this segment of our business by 34.6% as of the date of acquisition, and which further solidified our presence as a market leader in this differentiating business line for us. In addition, the Company continued to make substantial investments in technology and its product offerings, including investments in its TriumphPay product, technology investments at Triumph Business Capital to improve operating efficiency and customer experience, and investments to ensure best in class product services and offerings at the retail level in its traditional banking operations.

Against this backdrop, the Company continued to achieve its goals of growing net income and return on assets, increasing our loan portfolio and deposit franchise, while continuing to maintain strong asset quality. Specifically, during 2018 our financial results included the following:

•	Increased net income available to common stockholders by $15.7 million, or 44.2%, to $51.1 million in aggregate, up from $35.4 million in 2017;
•	Increased our return on average assets (“ROA”) to 1.33% in 2018, up from 1.27% in 2017;
•	Loan portfolio growth of 28.4% amounting to $797.8 million, of which $378.9 million or 47.5% was organic;
•	Deposit growth, including those acquired through the acquisitions described above, of 31.6%, or $829.0 million in aggregate;
•	Non-performing assets as a percentage of total assets improved to 0.84% as of December 31, 2018 down from 1.39% as of December 31, 2017;

•	Net-charge offs as a percentage of average loans improved to 0.23% for 2018, down from 0.28% for 2017;
•

While asset quality trends overall improved in 2018 compared to 2017, the Company did report a large loss related to a single asset-based lending credit in the third quarter of 2018. Such item was discussed in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 20, 2018.

The Company remains focused on achieving continued growth and improvement in its operating leverage and earnings growth that should result in a return on average assets near the top of the banking industry, while operating in a safe and sound manner and preserving credit quality. Such growth should balance near term improvements in operating results with a long-term focus on the Company’s strategic vision. Executive interests are aligned with stockholders through a compensation program that properly balances each of these objectives as more fully described herein. The Company believes its results in 2018 represent significant achievements in this regard and have the Company positioned for future growth and success in 2019.

The Company further believes that execution of the strategies above should result in continued long-term value for our stockholders compared to applicable bank indices. Set forth below is a line graph presentation comparing the cumulative return on the Company’s common stock, on a dividend reinvested basis, against the cumulative return of the NASDAQ Composite and KBW Bank Index for the period from December 31, 2015 to December 31, 2018. Our total stockholder return over this period substantially outperformed both the NASDAQ Composite and KBW Bank Index.

3-Year Total Stockholder Return

Compensation Design Principles and Governance Best Practices

Our compensation programs incorporate best practices, including the following:

WHAT WE DO	WHAT WE DON’T DO

» Align pay and performance

» Design incentive programs to mitigate undue risks

» Include caps on all incentives

» Maintain a clawback policy for incentive compensation

» Require ownership through Stock Ownership Guidelines

» Include “Double Trigger” change in control provisions in NEO employment agreements and equity award agreements

» Retain an independent compensation consultant

» Annually conduct a competitive benchmarking analysis of executive compensation

» No tax gross-ups related to change in control

» Prohibit hedging of company securities by Executive Officers and Directors

» No excessive perquisites

» No stock option repricing without stockholder approval

Say on Pay/Say on Frequency

Prior to January 1, 2019, the Company was an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Consequently, this is the first year we are holding an advisory vote on executive compensation as well as an advisory vote on the frequency of holding future advisory “say on pay” votes. The Company is recommending that such vote be held on an annual basis, as we believe holding this vote annually provides an effective way to obtain current information on stockholder sentiment about the Company executive compensation program. Additionally, while the say on pay vote is a formal means for soliciting stockholder feedback, the Company welcomes the opportunity to engage with stockholders at any time.

Executive Compensation Objectives and Policies

Below we summarize our compensation philosophy and guiding principles as well as our decision process and the outcomes of that process. Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our stockholders, provide competitive compensation and ensure a balanced approach that promotes sound risk management practices.

We plan to achieve these objectives through the following guiding principles.

Compensation Principles	How we achieve these principles
Market Competitive

» Competitive base pay ranges are designed to target market median with flexibility to recognize individual performance, experience and contribution.

» Total compensation is targeted to market median for achieving median performance. Actual total compensation varies as appropriate to reflect individual and Company performance.

» Market is defined using a combination of published industry survey sources (representing similar size and scope) and a proxy peer group of publicly-traded banks similar in size as asset types is reviewed annually.

Performance-Based

» Annual cash incentive opportunities under our Annual Incentive Program (“AIP”) tied to performance under financial metrics that align with key strategic objectives including overall financial returns (Core Return on Average Assets) and proper risk management incentives, including preservation of credit quality (Non-Performing Asset and Net Charge-Off Goals).

» Equity compensation awards to our NEO’s under our long-term incentive program (“LTIP”) currently consist of 50% stock options that only accrue value in the event of stock price appreciation following the grant date and 50% restricted stock. Starting in 2019, 50% of annual equity compensation awards granted to our NEO’s under our LTIP will consist of performance-based restricted stock units on the Company’s relative total stockholder return, 25% restricted stock and 25% stock options.

Culture of Ownership	» Stock ownership guidelines encourage significant ownership by directors and executive officers.
Long-Term Focus	» Long-term equity compensation and vesting requirements align rewards with time horizon of potential risk.

The table below summarizes the purpose/objective of each compensation component used in our 2018 program.

Compensation Component	Purpose/Objective
Base Salary	• Provides a competitive level of fixed income based on role; targets market median.
Annual Incentive Program

• Motivates and rewards executives for performance on key objections in support of our overall strategic plan;

• Includes risk mitigation/credit quality metrics (Non-Performing Asset and Net Charge Off targets) as a meaningful portion of total opportunity; and

• Rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay).

Long-Term Incentive Program	• Aligns executive interests with stockholders through equity based compensation; • Rewards long-term stockholder value creation; and • Multiple year vesting encourages retention.
Other Benefits	• Provides a base level of competitive benefits consistent with similarly situated executive talent.
Employment Agreements

• Provides employment security to key executives; and

• Focuses executives on transactions in best interest of stockholders, regardless of impact such transactions may have on the executive’s employment.

Role of Compensation Committee Management and the Compensation Consultant

Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s annual incentive and equity-based plans. This includes oversight of the total compensation programs of the Company’s CEO and other executive officers, including our NEO’s. The Compensation Committee reviews all compensation components and performance for the Company’s Chief Executive Officer and other executive officers, including base salary, annual short-term incentives, long-term incentives (equity), benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee examines the total compensation mix, pay-for-performance relationship and alignment with our compensation philosophy. The Committee also reviews the employment agreements for our NEO’s. As the Committee makes decisions regarding the Chief Executive Officer and other executive officers’ compensation, input and data from management and outside advisors are provided for external reference and perspective. While the Chief Executive Officer makes recommendations on other executive officers’ compensation, the Committee is ultimately responsible for approving compensation for all executive officers. The Committee meets regularly in executive session without management.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. In 2018, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its outside compensation consultant. The role of a compensation consultant is to assist the Compensation Committee in analyzing executive compensation packages and to provide the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for our NEO’s, as well as the appropriateness of the design of the Company’s executive compensation programs. Meridian also advised the Compensation Committee on the implementation of the Company’s annual incentive program and long-term incentive program for 2018. Meridian attended meetings of the Compensation Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Compensation Committee has assessed the independence of Meridian pursuant to the rules of the SEC and concluded that Meridian’s work for the Compensation Committee did not raise any conflicts of interest.

Role of Management

The Compensation Committee made all 2018 compensation decisions for our NEO’s. As part of its decision making process, the committee seeks information as appropriate from management (e.g. the Company’s CEO, CFO, legal and human resources departments). The Chief Executive Officer annually reviews the performance of each of the Company’s and its subsidiaries’ executive officers (other than himself). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and bonuses, were presented to the Compensation Committee. The Compensation Committee exercised its discretion in modifying any recommended adjustment or award. The Chief Executive Officer’s performance is reviewed by the Compensation Committee and the Compensation Committee makes compensation decisions with respect to the Chief Executive Officer taking into account such review.

Peer Group and Competitive Benchmarking

The Committee made its determinations as to the compensation for its NEO’s in 2018, including base salary level and annual and long-term incentive targets as a percentage of base salary, by analyzing the Company’s practices in comparison to an adopted peer group, which it approved. In identifying and constructing a competitive peer group, the Committee, based on recommendations from Meridian, took into consideration asset size as the primary selection criteria. In order to reflect our unique business model, the peer group was further filtered to include companies with the highest percentage of C&I loans to arrive at a reasonable size (i.e. 20 banks). The Company also considered its acquisition strategy and relative growth rate when evaluating its size against the median of its peer group. This reference group consisted of banks with assets between $1.52 billion and $8.53 billion as of the date of adoption of the peer group by the Company in 2017, compared to $2.6 billion for the Company ($3.5 billion on a pro-forma basis incorporating the impact of previously announced acquisitions expected to close prior to 2018).

Peer Group
1st Source Corporation	Veritex Holdings, Inc.
Enterprise Financial Services Corp	Preferred Bank
ServisFirst Bancshares, Inc.	Stock Yards Bancorp, Inc.
Lakeland Financial Corporation	First Financial Bancorp.
TriState Capital Holdings, Inc.	Mercantile Bank Corp
Heritage Commerce Corp	Opus Bank
MidSouth Bancorp, Inc.	Atlantic Capital Bancshares, Inc.
Live Oak Bancshares, Inc.	First Financial Corporation
First Business Financial Services, Inc.	LegacyTexas Financial Group, Inc
Green Bancorp, Inc.	Nicolet Bankshares, Inc.

2018 Executive Compensation Program and Pay Decisions

The Company’s executive compensation program consists of the following components: base salary, short-term cash incentives paid under our AIP, long-term equity awards under our LTIP, limited perquisites and employee benefit plans.

Base Salary

The Compensation Committee annually reviews each NEO’s base salary. In determining whether to adjust an NEO’s base salary, the Compensation Committee considers the following factors: competitive peer group benchmark data, individual performance and the Company’s prospects for future growth and performance. The table below shows our NEO’s’ base salaries for fiscal years 2017 and 2018 and the year over year percentage change in salaries.

Executive	2017 Base Salary	2018 Base Salary	Increase
Aaron P. Graft	$460,000	$515,000	11.96%
R. Bryce Fowler	$292,500	$300,000	2.56%
Gail Lehmann	$255,000	$275,000	7.84%
Adam D. Nelson	$250,000	$265,000	6.00%
Daniel J. Karas	$250,000	$275,000	10.00%

Our NEO’s’ base salaries were adjusted in 2018 primarily to remain competitive with market median pay levels and to reflect individual performance.

In January 2019, based on updated market data reflective of the Company’s significant asset growth, the Compensation Committee approved the following base salaries for our NEO’s effective January 1, 2019:

Executive	2019 Base Salary
Aaron P. Graft	$570,000
R. Bryce Fowler	$350,000
Gail Lehmann	$340,000
Adam D. Nelson	$290,000
Daniel J. Karas	$275,000
*

2019 base salary adjustment for Ms. Lehmann also included benchmarking and consideration of Ms. Lehmann’s assumption of the role of President of Retail Operations at TBK Bank, SSB in addition to her Chief Operating Officer role.

Annual Incentive Program

Under the AIP, the Company pays cash incentive payments to our NEO’s based on achieved performance against pre-determined annual performance goals. Our AIP is designed to motivate and reward our NEO’s for achieving these performance goals, which are linked to our annual business plan.

NEO’s’ 2018 Target Bonus.  Target bonuses are established by the Compensation Committee considering competitive market data, individual performance and internal equity with other executives. For the 2018 AIP, the Compensation Committee approved the following target bonuses (expressed as a percentage of base salary) for our NEO’s: 50% for Mr. Graft, 45% for Mr. Fowler and 40% for each of Ms. Lehmann, Mr. Nelson and Mr. Karas. Each NEO was eligible to receive an actual bonus payout of between 0% and 150% of his or her respective target bonus, with the applicable percentage based on the level of achieved performance. In addition, at their discretion, the Compensation Committee may increase or decrease by 30% a NEO’s annual incentive payout based on Company performance, individual performance or other risk factors.

2018 Performance Measures, Weighting and Goals.  For 2018, the Compensation Committee approved financial goals related to the following three measures: (i) Core Return on Average Assets (“Core ROA”), (ii) Non-Performing Assets/Total Assets, and (iii) Net Charge-Offs/Average Total Loans. The selected performance measures were directly linked to our 2018 business plan and are most reflective of our annual performance. In addition, the selected performance measures provided a balance between incenting our NEO’s to drive our financial performance while maintaining sound risk management and credit quality practices.

Performance goals for each measure was set at threshold, target and stretch levels, which correspond to a range of potential payouts (50% of target bonus for threshold performance, 100% of target bonus for target performance and 150% of target bonus for stretch performance for each metric). Awards are interpolated in between these levels to provide for incremental rewards.

The table below shows that for 2018 the Company exceeded target goals for each performance measure and achieved the stretch goal for the Non-Performing Assets/Total Assets performance measure.

Performance Measure	Weighting	Threshold	Target	Stretch	Actual	Earned %
Core ROA*	70%	1.00%	1.25%	1.50%	1.46%	142.4%
Non-Performing Assets/Total Assets	15%	1.50%	1.25%	1.00%	0.84%	150.0%
Net Charge-Offs/Average Total Loans	15%	0.35%	0.28%	0.20%	0.23%	130.0%
Weighted Percentage of Target Bonus Earned						141.7%

* The Company’s Return on Average Assets for the year was adjusted to account for the after tax effect of transaction related costs and expenses that were incurred in connection with the Company’s acquisition of First Bancorp of Durango, Inc. and Southern Colorado Corp., and substantially all of the factoring assets of Interstate Capital Corp.

The Compensation Committee exercised its discretion to reduce each NEO’s annual incentive award by 11%, except for Mr. Karas whose annual incentive award was reduced by 30%. The Compensation Committee made these adjustments to reinforce the importance of credit quality and credit processes after considering the impact of certain credit events during 2018, specifically in the asset-based lending portfolio, which had resulted in a restructuring of processes and personnel in such department in the fourth quarter of 2018.

The following table shows, for each of our NEO’s, the target incentive payment under our AIP, the total calculated payout under the AIP, the impact of the discretionary adjustments made by the Committee as described above, and the total payout of annual cash incentives for the Company’s 2018 fiscal year.

Executive	2018 Incentive Target	2018 Calculated Payout	Discretionary Adjustment	2018 Incentive Actual	% of Target Incentive
Aaron P. Graft	$257,000	$364,777	$(40,125)	$324,651	126%
R. Bryce Fowler	$135,000	$191,242	$(21,037)	$170,206	126%
Gail Lehmann	$110,000	$155,827	$(17,141)	$138,686	126%
Adam D. Nelson	$106,000	$150,161	$(16,518)	$133,643	126%
Daniel J. Karas	$110,000	$155,827	$(46,748)	$109,079	99%

Long-Term Incentive Program

Each year, the Company grants equity awards to our NEO’s under our LTIP. The purpose of these grants is to align our NEO’s with stockholder interests, reward our NEO’s for long-term stockholder value creation and encourage retention of our NEO’s. In addition, these equity grants align with our pay for performance philosophy since the value of the grants are directly linked to our share performance (and, in the case of stock option grants, these grants have no value unless the share price appreciates after the grant date).

Target equity awards for each individual are established by the Compensation Committee considering competitive market data, individual performance and internal equity with other executives. For 2018, the Compensation Committee approved the following target grant date fair value (expressed as a percentage of base salary) of equity awards granted to our NEO’s: 45% for Mr. Graft, 40% for Mr. Fowler, and 35% for each of Ms. Lehmann, Mr. Nelson and Mr. Karas. In addition, at their discretion, the Compensation Committee may increase or decrease by 30% a NEO’s target LTIP award based Company performance, individual performance or other risk factors. For 2018, each NEO’s LTIP award was approved at target. Each NEO’s LTIP award was equally split between restricted stock and nonqualified stock options, as summarized in the below chart:

	Restricted Stock		Options
Named Executive Officer	# of Shares	Grant Value*	# of Option Shares	Grant Value*
Aaron P. Graft	3,323	$128,766	9,739	$128,749
R. Bryce Fowler	1,548	$59,985	4,539	$60,005
Gail Lehmann	1,242	$48,128	3,640	$48,120
Adam D. Nelson	1,197	$46,384	3,508	$46,375
Daniel J. Karas	1,242	$48,128	3,640	$48,120

* The grant value of restricted stock awards are based on a fair market value of $38.75 per share of our common stock as of the May 1, 2018 grant date, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. The grant value of option awards are based on a Black-Scholes valuation of $13.22 per option share for grants made on May 1, 2018, with an exercise price of $38.75, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date.

The restricted stock grant and stock option grant each vest one-fourth on each of the first four anniversaries of the grant date, generally subject to the NEO’s continued employment through each such anniversary. Further detail regarding the treatment of such outstanding equity awards upon termination of employment of our NEO’s in various circumstances is described in this proxy in the table included in “Executive Compensation – Payments upon Termination or Change in Control.” Each stock option’s exercise price is equal to our share price on the date of grant.

For 2019, the Compensation Committee has approved a structure for our LTIP awards that will be comprised 50% of performance-based restricted stock units that will be based on the Company’s relative total stockholder return over a three-year performance period, 25% time vested stock options, and 25% time vested restricted stock. It approved such changes to the mix of our equity based compensation in order to further increase the performance-based nature of our equity compensation and to further link the compensation of our NEO’s to performance results and align executive and stockholder interests.

Benefits and Other Compensation

The Company provides limited perquisites to our NEO’s that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy and market practice. In 2018, these perquisites consisted of a car allowance and country club dues for Mr. Graft.

Our NEO’s participate in our group health and welfare arrangements and 401(k) plan on the same basis as our other employees. Under the 401(k) plan, our NEO’s are eligible to receive an employer match contribution on the same terms as all other employees of the Company.

Additional Information about our Compensation Practices

Employment Agreements

On March 30, 2016, amended and restated employment agreements were executed with each of our NEO’s, with retroactive effect to January 1, 2016. The employment agreements have an initial term of one year commencing on the Effective Date, subject to automatic renewal for successive one (1) year terms unless either party delivers 60 days’ prior written notice of non-renewal (and, in the event that a change in control occurs during the then-current term, such term shall be extended to end no earlier than the second anniversary of the change in control). Each employment agreement provides for an annual base salary, which may be increased or decreased during the term, and specifies that the executive is eligible to participate in the annual and long-term incentive programs maintained by the Company to the same extent as other executives of the Company.

Either the Company or the executive may terminate the executive’s employment prior to the expiration of the then-current term in accordance with the terms and conditions of the employment agreement, and if such termination of employment is by the Company without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) (a “qualifying termination”), then the executive shall be entitled to receive, subject to execution and non-revocation of a release of claims in favor of the Company, cash severance in the amount of 1.5 times base salary for Mr. Graft, 1.25 times base salary for Mr. Fowler, and 1.0 times base salary for each of Ms. Lehmann, Mr. Nelson and Mr. Karas, as well as, in each case, healthcare coverage continuation for a period of 18 months for Mr. Graft, Mr. Fowler and Ms. Lehmann and 12 months for Mr. Nelson and Mr. Karas. However, if the qualifying termination occurs within 24 months following a change in control, then the cash severance amount is increased to a multiple of base salary plus the trailing 3-year average bonus (3.0 times for Mr. Graft, 2.5 times for Mr. Fowler and 2.0 times for each of Ms. Lehmann, Mr. Nelson and Mr. Karas) and the healthcare coverage continuation period is increased to 36 months for Mr. Graft and Mr. Fowler and 24 months for Ms. Lehmann, Mr. Nelson and Mr. Karas.

The employment agreements contain a better net after-tax cutback provision in respect of the excise tax imposed under Sections 280G and 4999 of the tax code, pursuant to which the executive’s change in control- related payments and benefits will be reduced to the extent necessary to prevent any portion of such payments and benefits from becoming subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that the executive would receive if no reduction was made.

The employment agreements also contain certain restrictive covenants, including a perpetual confidentiality covenant, and non-compete, employee, client, and investor non-solicit, and business non-interference covenants that apply during employment and for the one (1) year period immediately following termination of employment for any reason.

Clawback Policy

The Company has adopted a Clawback Policy, which would be triggered by any restatement of the Company’s financial statements. The Clawback Policy covers performance-based incentive and equity compensation awarded when vesting, settlement or payment is contingent upon the achievement of a specified performance metric. Excess compensation, determined to be the amount of compensation that would not have been paid to the executive officer if the financial statements were correct at the time of the payment, would be subject to recoupment at the discretion of the Compensation Committee.

No Option Repricing

Our 2014 Omnibus Incentive Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval.

Hedging Policy and Pledging Restrictions

We prohibit our senior executive officers and directors from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company does not permit shares pledged by senior executive officers and directors to be applied toward stock ownership guidelines, and limits pledging to pre-approved exceptions where the executive officer or director can clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

Stock Ownership Guidelines

In 2016, the Company adopted stock ownership guidelines for our non-employee directors and executive officers as part of our commitment to corporate governance and to strengthen the alignment of our non-employee directors and executive officers with the interests of our stockholders. Under the guidelines, our directors, our Chief Executive Officer and our other executive officers are expected to accumulate shares of our common stock with a value equal to or exceeding the applicable ownership level prior to the fifth anniversary of adoption of the guidelines, or the fifth anniversary of their election or appointment, whichever is later (the “Measurement Date”) and thereafter maintain ownership of shares consistent with such guidelines.

For purposes of the guidelines, “shares” include shares owned outright, directly or indirectly, shares owned jointly or separately by the individual’s spouse, shares held in trust for the benefit of the individual, the individual’s spouse and/or children, restricted stock or restricted stock units, shares acquirable upon the net exercise of vested stock options, or deferred shares or deferred stock units. Unvested stock options and unearned performance-based restricted stock units do not count toward meeting the applicable guidelines.

Our applicable target stock ownership guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	3x base salary
Other Executive Officers	1.5x base salary
Non-Employee Directors	3x annual retainer

Our Nominating and Corporate Governance Committee will periodically review each director’s or executive officer’s progress toward achieving the applicable guidelines. Each of our directors and executive officers is either within compliance with the guidelines or expected to achieve such compliance prior to his or her applicable Measurement Date.

Risk Assessment Review

The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and practice. During 2018, the Company conducted a risk assessment of its incentive plans in place. This risk assessment was presented to the Compensation Committee, which concluded that the Company’s incentive compensation programs provide appropriate balance across many performance measures and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Accounting and Tax Treatment of Compensation

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. Under Section 162(m) of the Internal Revenue Code (the “Code”) compensation paid to a covered executive officer of a publicly traded company in excess of $1 million in one (1) year is not deductible for federal income tax purposes. In structuring the Company’s compensation programs and in determining executive compensation, the Compensation Committee takes into consideration the deductibility limit for compensation. However, the Compensation Committee reserves the right, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the NEO’s contain change of control limitation provisions pursuant to the Code Section 280G. If a change of control payment exceeds the limit for deductible payments under Section 280G of the Code, the higher of (i) safe harbor amounts; or (ii) full payments after tax (i.e., “best of after-tax benefit”) will be paid to the NEO. For the full payments, the NEO is responsible for paying the excise tax. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under our 2014 Omnibus Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which incorporates by reference the disclosure contained in this Proxy Statement.

April 3, 2019

The Compensation Committee:

Charles A. Anderson, Chairman

Richard L. Davis

Robert Dobrient

Frederick Perpall

Justin Trail

2018 Summary Compensation Table

The following summary compensation table provides information regarding the compensation of our NEO’s for our fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
AARON P. GRAFT	2018	515,000	—	128,766	128,749	324,651	26,418	1,123,584
Director, Vice Chairman,	2017	460,000	—	103,509	103,500	352,157	25,893	1,045,059
CEO & President	2016	427,500	—	96,188	96,185	201,902	24,580	846,355

R. BRYCE FOWLER	2018	300,000	—	59,985	60,005	170,206	11,000	601,196
Executive Vice President,	2017	292,500	—	58,488	58,496	201,533	10,800	621,817
CFO	2016	292,500	—	58,497	58,499	117,776	10,600	537,872

GAIL LEHMANN	2018	275,000	—	48,128	48,120	138,686	11,000	520,934
Executive Vice President,	2017	255,000	—	44,634	44,621	156.174	10,800	511,229
& Secretary	2016	240,000	—	42,008	42,000	97,447	10,600	432,055

ADAM D. NELSON	2018	265,000	—	46,384	46,375	133,643	7,067	498,469
Executive Vice President,	2017	250,000	—	43,756	43,750	153,112	—	490,618
General Counsel	2016	235,000	—	61,687	61,683	93,398	—	451,768

DANIEL J. KARAS	2018	275,000	—	48,128	48,120	109,079	5,750	486,077
Executive Vice President,	2017	250,000	—	43,756	43,750	117,778	1,200	456,484
Chief Lending Officer	2016	250,000	—	68,749	68,747	78,083	4,340	469,919

(1)	Reflects actual base compensation paid during the applicable fiscal year.
(2)

Reflects the full grant date value of restricted stock or stock option awards granted to each of our NEO’s computed in accordance with ASC 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 19 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018, filed with the SEC on February 12, 2019. The values of restricted stock awards presented for our fiscal year ended December 31, 2018 are based on a fair market value of $38.75 per share of our Common Stock for grants made on May 1, 2018, which was the closing price of our Common Stock on the NASDAQ Global Select Market as of such date. The values of option awards presented for our fiscal year ended December 31, 2018 are based on a Black-Scholes valuation of $13.22 per option share for grants made on May 1, 2018.

(3)	Includes the following amounts paid to or on behalf of the NEO’s during the applicable fiscal year.

The following table shows all amounts included in the “All Other Compensation” column for each named executive officer in 2018:

2018 All Other Compensation Table

Name	TBK Bank, SSB Contribution to Defined Contribution Plan ($)	Car Allowance ($)	Club Memberships ($)	Total ($)
Aaron P. Graft	11,000	6,000	9,418	26,418
R. Bryce Fowler	11,000	—	—	11,000
Gail Lehmann	11,000	—	—	11,000
Adam D. Nelson	7,067	—	—	7,067
Daniel J. Karas	5,750	—	—	5,750

2018 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/sh)(k)	Grant Date Fair Value of Stock and Option Awards (l)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Aaron P. Graft
	5/1/2018							3,323			$128,766
	5/1/2018								9,739	$38.75	$128,750
	–	$90,125	$257,500	$502,125
R. Bryce Fowler
	5/1/2018							1,548			$59,985
	5/1/2018								4,539	$38.75	$60,000
	–	$47,250	$135,000	$263,250
Gail Lehmann
	5/1/2018							1,242			$48,128
	5/1/2018								3,640	$38.75	$48,125
	–	$38,500	$110,000	$214,500
Adam D. Nelson
	5/1/2018							1,197			$46,384
	5/1/2018								3,508	$38.75	$46,375
	–	$37,100	$106,000	$206,700
Daniel J. Karas
	5/1/2018							1,242			$48,128
	5/1/2018								3,640	$38.75	$48,125
	–	$38,500	$110,000	$214,500
(1)

The amounts reported in these columns represent the possible range of payments under the AIP incentive compensation program. For information about the amounts actually earned by each named executive officer under the AIP incentive compensation program, see “Executive Compensation Tables - 2018 Summary Compensation Table.” Amounts are considered earned in fiscal year 2018 although they were not paid until 2019.

(2)

Reflects the full grant date value of restricted stock or stock option awards granted to each of our NEO’s computed in accordance with ASC 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 19 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018, filed with the SEC on February 12, 2019. The values of restricted stock awards presented for our fiscal year ended December 31, 2018 are based on a fair market value of $38.75 per share of our Common Stock for grants made on May 1, 2018, which was the closing price of our Common Stock on the NASDAQ Global Select Market as of such date. The values of option awards presented for our fiscal year ended December 31, 2018 are based on a Black-Scholes valuation of $13.22 per option share for grants made on May 1, 2018.

Outstanding Equity Awards at Fiscal Year-End for 2018

The following table sets forth all unexercised stock options and unvested restricted stock awarded to our named executive officers by the Company that were outstanding as of December 31, 2018.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (2)
Aaron P. Graft	8,216	8,218	(3)	—	$15.87	4/1/2026	—		—
Director, Vice Chairman,	2,971	8,912	(4)	—	$25.80	4/1/2027	—		—
CEO & President	—	9,739	(5)	—	$38.75	5/1/2028	—		—
	—	—		—	—	—	3,031	(6)	$90,021
	—	—		—	—	—	3,009	(7)	$89,366
	—	—		—	—	—	3,323	(8)	$98,693

R. Bryce Fowler	4,996	4,999	(3)	—	$15.87	4/1/2026	—		—
Executive Vice President,	1,679	5,037	(4)	—	$25.80	4/1/2027	—		—
CFO	—	4,539	(5)	—	$38.75	5/1/2028	—		—
	—	—		—	—	—	1,842	(6)	$54,707
	—	—		—	—	—	1,701	(7)	$50,520
	—	—		—	—	—	1,548	(8)	$45,976

Gail Lehmann	3,588	3,588	(3)	—	$15.87	4/1/2026	—		—
Executive Vice President,	1,281	3,842	(4)	—	$25.80	4/1/2027	—		—
Secretary	—	3,640	(5)	—	$38.75	5/1/2028	—		—
	—	—		—	—	—	1,323	(6)	$39,293
	—	—		—	—	—	1,298	(7)	$38,551
	—	—		—	—	—	1,242	(8)	$36,887

Adam D. Nelson	5,268	5,271	(3)	—	$15.87	4/1/2026	—		—
Executive Vice President &	1,256	3,767	(4)	—	$25.80	4/1/2027	—		—
General Counsel	—	3,508	(5)	—	$38.75	5/1/2028	—		—
	—	—		—	—	—	1,943	(6)	$57,707
	—	—		—	—	—	1,272	(7)	$37,778
	—	—		—	—	—	1,197	(8)	$35,551

Daniel J. Karas	5,872	5,874	(3)	—	$15.87	4/1/2026	—		—
Executive Vice President,	1,256	3,767	(4)	—	$25.80	4/1/2027	—		—
Chief Lending Officer	—	3,640	(5)	—	$38.75	5/1/2028	—		—
	—	—		—	—	—	2,166	(6)	$64,330
	—	—		—	—	—	1,272	(7)	$37,778
	—	—		—	—	—	1,242	(8)	$36,887

(1)

Vesting of all such stock options and shares of restricted stock may be accelerated upon termination of employment for death or disability, or upon a qualifying termination of employment following a change of control (as defined in our 2014 Omnibus Incentive Plan).

(2)	The market values for the outstanding stock awards presented as of December 31, 2018, are based on the closing price of our Common Stock of $29.70 per share on December 31, 2018.
(3)	Stock option vests at the rate of 25% per year – one-fourth of each indicated award vests on April 1, 2017, 2018, 2019 and 2020.
(4)	Stock option vests at the rate of 25% per year – one-fourth of each indicated award vests on April 1, 2018, 2019, 2020 and 2021.
(5)	Stock option vests at the rate of 25% per year – one-fourth of each indicated award vests on May 1, 2019, 2020, 2021 and 2022.
(6)	Restricted stock award vests at the rate of 25% per year – one-fourth of each indicated award vests on April 1, 2017, 2018, 2019 and 2020.
(7)	Restricted stock award vests at the rate of 25% per year – one-fourth of each indicated award vests on April 1, 2018, 2019, 2020 and 2021.
(8)	Restricted stock award vests at the rate of 25% per year – one-fourth of each indicated award vests on May 1, 2019, 2020, 2021 and 2022.

The following information sets forth the stock awards vested and stock options exercised by the named executive officers during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Aaron P. Graft	–	–	4,724	$194,629
R. Bryce Fowler	–	–	2,710	$111,652
Gail Lehmann	–	–	1,984	$81,741
Adam D. Nelson	–	–	1,802	$74,242
Daniel J. Karas	–	–	2,274	$93,689
(1)	The value realized on vesting is determined by multiplying the number of vested restricted stock units by the closing price of the Company’s common stock on the vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	231,467	$23.43	217,129
Equity compensation plans not approved by security holders	—	—	—

Total	231,467	23.43	217,129

Potential Payments as a Result of Termination or Change in Control (CIC)

The table below describes the value of compensation and benefits payable to each named executive officer upon termination that would exceed the compensation or benefits generally available to salaried employees in each termination scenario. Benefits and payments are calculated assuming a December 31, 2018, employment termination date.

Name/Termination Scenario	Severance ($) (4)	Stock Awards ($) (5)	Stock Options ($) (6)	Welfare Benefits ($)	Total
Aaron P. Graft
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$772,500	—	—	$32,400	$804,900
Qualifying Termination - Change in Control (2)	$2,484,060	$1,339,826	$273,626	$64,800	$4,162,312
Death	—	$1,339,826	$273,626	—	$1,613,452
Disability	—	$1,339,826	$273,626	—	$1,613,452
Retirement (3)	—	—	—	—	—
R. Bryce Fowler
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$375,000	—	—	$32,400	$407,400
Qualifying Termination - Change in Control (2)	$1,245,258	$1,218,591	$164,423	$64,800	$2,693,072
Death	—	$1,218,591	$164,423	—	$1,383,014
Disability	—	$1,218,591	$164,423	—	$1,383,014
Retirement (3)	—	$1,218,591	$164,423	—	—
Gail Lehmann
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$275,000	—	—	$32,400	$307,400
Qualifying Termination—Change in Control (2)	$839,748	$666,735	$119,224	$43,200	$1,668,907
Death	—	$666,735	$119,224	—	$785,959
Disability	—	$666,735	$119,224	—	$785,959
Retirement (3)	—	—	—	—	—
Adam D. Nelson
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$265,000			$21,600	$286,600
Qualifying Termination—Change in Control (2)	$796,174	525,987	$165,344	$43,200	$1,530,705
Death	—	525,987	$165,344	—	$691,331
Disability	—	525,987	$165,344	—	$691,331
Retirement (3)	—	—	—	—	—
Daniel J. Karas
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$275,000	—	—	$21,600	$296,600
Qualifying Termination—Change in Control (2)	$741,908	$391,743	$149,095	$43,200	$1,325,946
Death	—	$391,743	$149,095	—	$540,838
Disability	—	$391,743	$149,095	—	$540,838
Retirement (3)	—	—	—	—	—

(1)

A “Qualifying Termination” is a termination of employment by the Company other than for Cause, or a termination of employment by the executive for Good Reason, in each case as such terms are defined in the employment agreement for the applicable named executive officer.

(2)

A termination of employment is considered a termination in connection with a Change in Control if such termination occurs within 24 months after a Change in Control (as such term is defined in the employment agreement for the applicable named executive officer).

(3)

Retirement is defined as termination (other than for cause) after reaching age 65; early retirement is defined as termination (other than for cause) after reaching age 62 and completing at least five (5) years of employment. As of December 31, 2018, Mr. Fowler is the only named executive eligible to retire in accordance with the Company’s policy and the terms of its equity incentive compensation and benefit plans.

(4)	Our equity award agreement permits continued vesting of unvested equity awards upon retirement assuming conditions are met as specified within the applicable award agreement.
(5)	Unvested stock awards vest in full upon a Qualifying Termination within 24 months of a change in control, death or disability.
(6)

Unvested stock options vest in full upon a Qualifying Termination within 24 months of a change in control, death or disability. For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2018 and the option exercise price.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

We identified the median employee from a list of all employees (full-time and part-time) employed as of December 31, 2018. We determined the median employee based on each employee’s annual cash earnings (consisting of salaries, bonuses and commissions), and annualizing earnings for employees who were not employed for a full year in 2018. After determining the median employee, we calculated the CEO’s and the median employee’s 2018 total compensation in the same manner as the CEO’s compensation provided in the summary compensation table. Based on the foregoing, the CEO’s 2018 annual total compensation is $1,123,584 and the median annual total compensation of all employees (except for the CEO) is $46,640, resulting in a CEO pay ratio of approximately 24.1 to 1.

DIRECTOR COMPENSATION FOR FISCAL 2018

2018 Director Compensation

In connection with their service on our Board of Directors in 2018, we compensated our non-employee directors through a combination of stock awards and cash retainers related to their service or chairmanship on the board and each board committee. In addition, those of our directors who also served on the board or board committees of TBK Bank, SSB or its subsidiaries also received compensation for such service through a combination of stock awards and cash retainers. These fees are outlined in the table below.

	CHAIR ($)		MEMBER ($)
Triumph Bancorp, Inc. Board and Committees	CASH	STOCK	CASH	STOCK
Board	$45,000	$45,000(1)	$30,000	$30,000(2)
Audit Committee	$37,500	—	$12,500	—
Compensation Committee	$12,000	—	$3,000	—
Nominating & Corporate Governance Committee	$7,500	—	$2,000	—
Risk Management Committee	$12,000	—	$3,000	—
TBK Bank, SSB Board and Committees
Board	$18,750	$18,750(1)	$15,000	$15,000(3)
Executive Loan Committee	$15,000	—	$13,500	—
ALCO Committee	$5,250	—	$3,000	—
Triumph Business Capital
Board	—	—	$10,000	—

(1)

The grant date fair value of Mr. Sepulveda’s award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of January 31, 2018 and July 1, 2018, respectively, in which we granted an aggregate of 1,609 shares of common stock to Mr. Sepulveda for his service as Chair of Triumph Bancorp, Inc. and TBK Bank, SSB.

(2)

The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of January 31, 2018 in which we granted 389 shares of common stock to each non-employee director and on the grant date of July 1, 2018 in which we granted 368 shares of common stock to each non-employee director, excluding Mr. Sepulveda.

(3)

The Company commenced the granting of restricted stock awards to non-employee directors of its subsidiary TBK Bank, SSB, effective January 31, 2018. The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of January 31, 2018 in which we granted 194 shares of common stock to each non-employee director and on the grant date of July 1, 2018 in which we granted 184 shares of common stock to each non-employee director.

All stock awards were fully vested on the date of grant. All cash retainers are paid quarterly (i.e. one-fourth of the total annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter).

The following table sets forth compensation paid, earned or awarded during 2018 to each of our directors. The table also includes compensation earned by each director that is attributable to such director’s service on TBK Bank, SSB, as applicable.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total Compensation ($)
Charles A. Anderson	44,000	29,973	—	73,973
Richard Davis	35,000	29,973	—	64,973
Robert Dobrient	36,000	29,973	13,095	79,068
Aaron P. Graft	—	—	—	—
Douglas M. Kratz	42,000	44,940	28,500	115,440
Maribess L. Miller	50,000	29,973	2,002	81,975
Frederick Perpall	33,000	29,973	—	62,973
Michael P. Rafferty	70,500	29,973	—	100,473
Carlos M. Sepulveda, Jr.	45,000	63,706	39,750	148,456
C. Todd Sparks	42,500	44,940	33,750	121,190
Justin N. Trail	33,000	29,973	10,000	72,973
(1)

The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of January 31, 2018 and July 1, 2018. Non-employee directors of Triumph Bancorp, Inc. were granted an aggregate of 757 shares of common stock in 2018. Non-employee directors of TBK Bank, SSB, including Mr. Sepulveda, Mr. Kratz, and Mr. Sparks, were granted an aggregate of 378 shares of common stock in 2018. In addition to the aforementioned awarded shares, Mr. Sepulveda was granted 474 shares of common stock for his service as Chairman of Triumph Bancorp, Inc. and TBK Bank, SSB.

(2)

Reflects cash retainers received for service on the boards of directors and board committees of TBK Bank, SSB and its subsidiaries. In addition, with respect to Mr. Dobrient and Ms. Miller, also includes amounts paid to such individuals as reimbursement for a medical wellness exam pursuant to program available to Company executive officers and directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our Common Stock to file reports with the SEC with respect to their ownership of Common Stock. Directors, executive officers and persons owning more than 10% of our Common Stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2018 all such reports required to be filed by our directors and executive officers were filed in a timely manner under Section 16(a), with the exception of a late Form 4 that was filed on behalf of Mr. Graft to report a gift of 2,438 shares of common stock to 501(c)(3) charitable organizations on December 28, 2018. Such from was not timely filed due to a manual processing error and was filed on March 25, 2019 following identification of such error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Transactions by the Company or our subsidiaries with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by our bank subsidiaries with their respective affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by our bank subsidiaries to their respective executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and NASDAQ concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons. Our General Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.triumphbancorp.com, as an annex to our Corporate Governance Guidelines.

Triumph Consolidated Cos., LLC Warrant and Registration Rights

On December 12, 2012, we issued a warrant to Triumph Consolidated Cos., LLC (“TCC”) for the purchase of 259,067 shares of our Common Stock (the “TCC Warrant”). The TCC Warrant provided TCC with certain registration rights if we proposed to register any of our capital stock in a public offering. On August 2, 2017, TCC exercised the TCC Warrant in full in connection with its liquidation and winding up. In connection therewith, the TCC Warrant was amended by TCC and the Company to permit such exercise to be made on a “net exercise” basis.

Trinitas Capital Management, LLC

Trinitas Capital Management, LLC (“Trinitas”) is an independent Collateralized Loan Obligation (“CLO”) asset manager formed in 2015. Certain of the Company’s officers and other personnel served as officers of Trinitas (which positions were terminated as to our executive officers during 2017 as part of the sale of our Triumph Capital Advisors, LLC (“TCA”) subsidiary) and certain members of the Company’s board of directors also hold minority membership interests in Trinitas. The Company does not hold any membership interests in Trinitas.

The Company’s former subsidiary, TCA, provided certain middle and back office services to Trinitas as the asset manager of various CLO funds issued by Trinitas. On March 31, 2017, the Company sold 100% of its membership interests in TCA. For the year ended December 31, 2017 and 2016, the Company (through its interest in TCA) earned fees from Trinitas totaling $521,000 and $907,000, respectively. As a result of the TCA sale, as of March 31, 2017, the Company no longer acts as a staffing and services provider for Trinitas. Consequently, no fees were earned by the Company from Trinitas for the year ended December 31, 2018. The Company holds investments in the subordinated notes of Trinitas IV CLO Ltd., Trinitas V CLO Ltd., and Trinitas VI CLO Ltd., CLOs managed by Trinitas, with a carrying amount of $8,487,000, $8,557,000 and $3,380,000 at December 31, 2018, 2017 and 2016, respectively.

TBK Bank Sports Complex Naming Rights Agreement

Director Doug Kratz is owner and principal of The BettPlex LLC, an entity that has developed and is operating a multi-use youth athletic complex in Bettendorf, IA. The Company’s subsidiary bank, TBK Bank, SSB, has made a Regulation O loan to The BettPlex LLC in connection with the development and financing of this facility. In December 2017, the Company entered into an agreement with The BettPlex LLC to become the naming rights sponsor of the facility, which is known as the “TBK Bank Sports Complex.” The naming rights agreement provides that TBK Bank will retain these rights for a term of seven years and will pay an annual fee of $250,000 per year in years one through five and $275,000 per year in years six and seven. No payments were made under this agreement in 2017. In 2018, the Company paid an amount equal to $250,000 in respect of the first year (covering the period from June 1, 2018 to May 31, 2019) of such naming rights. The naming rights agreement was approved by our Nominating and Corporate Governance Committee which, in addition to the factors set forth above, reviewed and considered applicable naming rights arrangements for similar facilities in the same region as this facility.

Cratebind LLC/Jordan Graft

Triumph Business Capital, a wholly-owned subsidiary of TBK Bank, SSB, has engaged Cratebind LLC (“Cratebind”) to provide certain software consulting services, in particular as related to the development of its blockchain and payments technologies as a complement to its traditional factoring operations. Jordan Graft, the brother of Chief Executive Officer Aaron Graft, was previously a principal of Cratebind LLC, a role he relinquished in connection with his hire by the Company in 2018. Payments for work performed by Cratebind in respect of the Company’s 2017 and 2016 fiscal years totaled $138,334 and $80,431 respectively. Payments for the Company’s 2018 fiscal year totaled $281,245, of which $91,353 was attributable to the period following Mr. Jordan Graft’s separation from such entity. The Cratebind arrangement was approved by our Nominating and Corporate Governance Committee, which in addition to the factors described above considered the unique skills of the Cratebind personnel (including Mr. (Jordan) Graft) with respect to blockchain and payments applications, and the fees to be charged as part of the engagement compared to other software consulting firms engaged by the Company for other projects.

In March 2018, the Company hired Mr. (Jordan) Graft in a full time capacity to continue to oversee the Company’s development of blockchain and payments technologies. Mr. (Jordan) Graft’s compensation included a pro-rated base salary of $250,000 for 2018, annual equity awards equal to 35% of his base salary, and participation in an incentive compensation pool to be based on the performance of Mr. (Jordan) Graft’s business unit (with the allocation of such pool to be approved by our Compensation Committee). No additional incentive compensation was paid to Mr. Graft in 2018. Mr. Graft’s employment and compensation were reviewed and approved by each of the Company’s Compensation and Nominating and Corporate Governance Committees.

HPI Corporate Services LLC Brokerage Engagements

The Company has engaged HPI Corporate Services LLC to provide tenant advisory services in connection with certain real estate leasing transactions entered into by the Company and its subsidiaries, including the expansion and extension of our corporate headquarters office lease and the lease for the main office of Triumph Business Capital, our factoring subsidiary. Richard Anderson, brother of Director Charles Anderson, is a minority investor in HPI Corporate Services LLC. The total amount of brokerage fees, net of commissions rebated to the Company per the terms of such brokerage arrangements, paid by the landlords for such transactions to HPI Corporate Services, LLC for our 2018 fiscal year totaled $626,351. Our Nominating and Corporate Governance Committee approved (with Director Anderson abstaining) the engagement of HPI Corporate Services LLC for such transactions after considering, among other factors, the rates payable for such brokerage engagement compared to similar industry transactions and the expertise of HPI Corporate Services LLC in corporate real estate transactions.

Loans and Banking Relationships

Certain of our officers, directors and 5% stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, our bank subsidiaries or the Company in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and 5% stockholders, as well as their immediate family members and affiliates. No related party loans were categorized as nonaccrual, past due, restructured or potential problem loans as of the date of this proxy statement.

In December 2018, the Company sold a loan with an aggregate principal balance of $9,781,000 to an entity in which Director Todd Sparks, together with members of his family, have a majority interest. The loan, which was originated as a Regulation O loan due to the interests of Director Sparks in the borrower for such loan, was sold at a purchase price equal to 100% of the outstanding principal balance of the loan plus accrued interest and therefore, resulted in no gain or loss for the year ended December 31, 2018. The loan was sold by the Company due to credit deterioration at the borrower which would have caused the loan to be classified as a substandard non-performing loan had it remained on the Company’s balance sheet as of December 31, 2018. Our Nominating and Corporate Governance Committee approved this transaction after determining that the terms of such purchase were at least as favorable as those that could be obtained from any third-party purchaser.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables set forth below contain information regarding the amount and percent of shares of Common Stock that as of March 18, 2019 are deemed under the rules of the SEC to be “beneficially owned” by each member of our Board of Directors, by each nominee for election to our Board of Directors, by each of our executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse. As of March 18, 2019, there were 26,709,411 shares of Common Stock outstanding.

Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

	As of March 18, 2019
Name of Beneficial Owner Greater than 5% stockholders	Number of Shares	Percent of Class
BlackRock, Inc. (1)	3,588,809	13.44%
Wellington Management Group, LLP (2)	2,342,880	8.77%
RMB Capital Holdings, LLC (3)	1,978,251	7.41%
The Vanguard Group (4)	1,445,875	5.41%

(1)

Consists of 3,588,809 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by BlackRock, Inc. Based on information set forth in a Schedule 13G/A filed by such persons on January 31, 2019. The address of such persons is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(2)

Consists of 2,342,880 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Based on information set forth in a Schedule 13G/A filed by such persons on February 12, 2019. The address of such persons is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

(3)

Consists of 1,978,251 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by RMB Capital Holdings, LLC. Based on information set forth in a Schedule 13G/A filed by such persons on February 14, 2019. The address of such persons is RMB Capital Holdings, LLC, 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(4)

Consists of 1,445,875 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by The Vanguard Group. Based on information set forth in a Schedule 13G filed by such persons on February 12, 2019. The address of such persons is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

NAMED EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES	SHARES DIRECTLY OR INDIRECTLY OWNED		SHARES ISSUABLE WITHIN 60 DAYS	SHARES SUBJECT TO FUTURE VESTING REQUIREMENTS	STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED	PERCENT OF CLASS
Carlos M. Sepulveda, Jr.	519,291		—	—	—	519,291	1.94%
Aaron P. Graft	323,490	(1)	—	9,363	20,701	353,554	1.32%
C. Todd Sparks	347,311	(2)	—	—	—	347,311	1.30%
Douglas M. Kratz	293,116	(3)	—	—	—	293,116	1.10%
Richard L. Davis	225,869	(4)	—	—	—	225,869	*
Charles Anderson	171,968		—	—	—	171,968	*
Justin Trail	100,887	(5)	—	—	—	100,887	*
R. Bryce Fowler	50,573		—	5,091	11,987	67,651	*
Robert Dobrient	63,282	(6)	—	—	—	63,282	*
Gail Lehmann	23,967		—	3,863	8,854	36,684	*
Adam D. Nelson	13,664		—	4,412	11,291	29,367	*
Michael P. Rafferty	28,288		—	—	—	28,288	*
Maribess Miller	24,004	(7)	—	—	—	24,004	*
Daniel J. Karas	6,924		—	4,680	12,230	23,834	*
Frederick Perpall	2,750		—	—	—	2,750	*

All directors and executive officers, as a group (15 persons)						2,287,856	8.54%

*	Indicates less than 1%
(1)

Excludes 3,315 shares of Common Stock held by Mr. Graft’s wife, Kimberly Graft through Goldman Sachs FBO Kimberly Graft Roth IRA. 90,000 shares of stock held by Mr. Graft have been pledged to Veritex Bank, N.A. in connection with a personal loan facility entered into by Mr. Graft.

(2)

Mr. Sparks exercises voting and dispositive control over an aggregate of 300,390 shares of Common Stock held by SBS Equity, LLC, The Sparks Foundations, Inc., a 501(c)3 organization, Sparco Market Fund. Mr. Sparks disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(3)	Includes 141,057 shares of Common Stock acquired through the conversion of 20,325 shares of Series B Preferred Stock effective October 26, 2018.
(4)

Includes (i) 75,979 shares indirectly owned as trustee of the Sheree Davis 2006 Children’s Trust, (ii) 75,979 shares indirectly owned as trustee of the Richard Davis 2006 Family Trust, and (iii) 6,926 shares indirectly owned as trustee of the Rick and Sheree Davis Family Foundation, a 501(c)3 organization. Mr. Davis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)

Includes (i) 12,859 shares of Common Stock beneficially owned through Equity Trust Company Custodian FBO Justin Trail Sep IRA, (ii) 455 shares of Common Stock indirectly owned through E*TRADE UTMA/UGMA Accounts FBO Mr. Trail’s minor children, and (iii) 34,251 shares of Common Stock beneficially owned through JTHT Enterprises, Ltd. Mr. Trail exercises voting and dispositive control over the shares of Common Stock held by JTHT Enterprises, Ltd. and by the UTMA/UGMA accounts of his minor children. Mr. Trail disclaims beneficial ownership of such shares of Common Stock, except to the extent of his pecuniary interest therein. Excludes 5,013 shares held by Mr. Trail’s wife, Tamera Trail through Equity Trust Company Custodian FBO Tamera Trail IRA.

(6)	Includes shares beneficially owned through E*TRADE Securities LLC, as custodian for Robert Dobrient IRA.
(7)

Includes (i) 8,000 shares of Common Stock beneficially owned by Ms. Miller through PTC/Botsford Financial Group FBO Maribess Lehmann Miller IRA, (ii) 1,000 shares of Common Stock beneficially owned through Merrill Lynch FBO Maribess L. Miller SEP IRA, and (iii) 10,050 shares of Common Stock beneficially owned through PTC CUST IRA FBO Maribess Lehmann Miller IRA.

PROPOSAL 2:	ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

With this Proposal 2, the Company’s stockholders are being asked to provide advisory approval of the 2018 compensation of the Company’s named executive officers, as it has been described in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives each stockholder the opportunity to endorse or not endorse the Company’s executive pay program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this vote is advisory and not binding on the Company, it will provide the Company with information regarding investor sentiment about its executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of its 2019 fiscal year and beyond.

Prior to January 1, 2019, the Company was an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Consequently, this is the first year we are holding an advisory vote on executive compensation as well as an advisory vote on the frequency of holding future advisory “say on pay” votes. The Company is recommending that such vote be held on an annual basis. While the say on pay vote is a formal means for soliciting stockholder feedback, the Company welcomes the opportunity to engage with stockholders at any time.

In deciding how to vote on this Proposal, the Board encourages you to read the “Executive Compensation – Compensation Disclosure and Analysis” section of this Proxy Statement and the tabular and narrative disclosure which follows it. In those sections, we discuss each element of compensation, including base salaries, short-term incentives and long-term incentives. We also discuss our policies and other factors which affect the decisions of our Compensation Committee.

The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles, strongly aligned with the long-term interests of the Company’s stockholders and designed to attract and retain the talent needed to drive stockholder value and help the Company meet or exceed its financial and performance targets. The Company also believes that the compensation of its named executive officers for 2018 reflected the Company’s financial results for 2018. Accordingly, stockholders are being asked to vote on the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the holders of the Common Stock hereby approve the compensation of the named executive officers as described in this Proxy Statement under the heading “Executive Compensation”, including the Compensation Discussion and Analysis, the compensation tables and related footnotes.”

The vote by the stockholders will be a non-binding, advisory vote, meaning that the voting results will not be binding on the Company, the Compensation Committee or the Board or overrule or affect any previous action or decision by the Compensation Committee or the Board or any compensation previously paid or awarded. However, the Compensation Committee and the Board will take the voting results into account when determining executive compensation matters in the future.

The Board recommends that you vote FOR the approval of the compensation of the named executive officers as set forth in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related footnotes. Proxies will be voted FOR the approval of the named executive officers’ compensation unless otherwise specified.

PROPOSAL 3:	ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting this Proposal 3 to give you as a stockholder the opportunity to inform the Company as to how often you wish for the Company to include a say on pay proposal, similar to Proposal 2, in future proxy statements. While this “say on pay frequency” vote is advisory in nature and will not bind the Company to adopt any particular frequency, the Compensation Committee and the Board intend to carefully consider the stockholder vote resulting from the proposal in determining how frequently the Company will hold say on pay votes in the future. As a stockholder, you have the ability to vote for one of the following choices, as indicated on the proxy card, to specify the interval between the advisory votes on executive compensation as: 3 years; 2 years; or 1 year; or you may abstain from voting.

The Compensation Committee and the Board value dialogue on executive compensation and other important corporate governance topics with stockholders. Prior to January 1, 2019, the Company was an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Consequently, this is the first year we are holding an advisory vote on executive compensation as well as an advisory vote on the frequency of holding future advisory “say on pay” votes. The Board is recommending that, going forward, this vote be held on an annual basis. The Compensation Committee and the Board believe that such practice will provide an effective way to obtain current information on stockholder sentiment about the Company’s executive compensation program.

The Board recommends that you vote for the ONE (1) YEAR alternative with respect to the frequency of the advisory vote on the compensation of the Company’s named executive officers. Proxies will be voted for the ONE (1) YEAR alternative unless otherwise specified.

PROPOSAL 4:	APPROVAL OF FIRST AMENDMENT TO TRIUMPH BANCORP, INC. 2014 OMNIBUS INCENTIVE PLAN

We are seeking stockholder approval of an amendment (the “Amendment”) to the Triumph Bancorp, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) that would, among other things, (1) increase the total number of shares of Common Stock available for issuance pursuant to the Omnibus Incentive Plan from 1,200,000 to 2,000,000, (2) extend the expiration date of the Omnibus Incentive Plan to May 16, 2029, and (3) impose a limit of $500,000 on the total aggregate compensation, including awards under the Omnibus Incentive Plan, payable to each non-employee director of the Company during any calendar year. The Amendment was recommended by the Compensation Committee and approved by the Board of Directors on April 1, 2019, subject to the approval of the Company’s stockholders at the Company’s 2019 Annual Meeting of Stockholders.

Background and Purpose of the Proposal

Share Increase.    Equity awards granted under the Omnibus Incentive Plan are a key component of our executive compensation program. The Company believes that a meaningful portion of the total compensation for our senior executive officers should be represented by pay-for-performance compensation, in particular long-term performance compensation in the form of equity-based awards, in order to align the interests of our senior executive officers with those of our stockholders and incentivize long-term value creation. We believe that the increase in the number of authorized shares of Common Stock under the Omnibus Incentive Plan, from 1,200,000 to 2,000,000, provided by the Amendment will provide enough authorized shares to permit the Company to continue to make equity awards consistent with its current grant practices over the next four to five years.

Addition of Non-Employee Director Compensation Limit.    The adoption pursuant to the Amendment of an overall limit of $500,000 on the total aggregate compensation, including awards under the Omnibus Incentive Plan, payable to each non-employee director of the Company during any calendar year would conform with emerging corporate governance best practices. This overall limit is consistent with our director compensation policy, which seeks to balance equity and cash compensation elements, thereby creating alignment between the interests of directors and those of our stockholders and enabling us to provide market-competitive compensation to attract and retain qualified director candidates.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed the increase in the number of authorized shares of Common Stock under the Omnibus Incentive Plan, the Compensation Committee and the Board considered a number of factors. These factors included:

•

The Company’s three-year average burn rate. Our three-year average “burn rate” was 0.99% for fiscal years 2016 through 2018. We define burn rate as the total number of shares subject to Awards (as defined below) granted to Participants in a single year expressed as a percent of our weighted average shares outstanding. We believe our historical burn rate is reasonable for a company of our size in our industry.

•

Estimated duration of shares available for issuance under the Omnibus Incentive Plan. Based on the requested number of shares to be reserved under the Omnibus Incentive Plan and on our three-year average burn rate as described above, we expect that the requested share reserve will cover Awards for approximately four to five years. We believe the estimated duration of the requested share reserve is reasonable for a company of our size in our industry.

•

Expected dilution. As of December 31, 2018, our estimated existing overhang was 2.5% We define existing overhang as the sum of the following items expressed as a percentage of our weighted average shares outstanding during 2018: (i) the total number of shares subject to outstanding Awards and (ii) the total number of shares of common stock available for future grants under the Omnibus Incentive Plan. Our total overhang as of that same date would be 5.5% based on including the additional 800,000 shares that would be available for issuance under the Omnibus Incentive Plan upon its approval by shareholders. We believe that the expected dilution that will result from the Omnibus Incentive Plan is reasonable for a company of our size in our industry.

Consequences of Failure to Approve the Proposal

If the Amendment is not approved by the Company’s stockholders, then the Omnibus Incentive Plan will continue in effect in its current form and we will continue to grant equity awards under the Omnibus Incentive Plan, in its current form, until the authorized reserve of shares of Common Stock is exhausted, which we estimate will occur within the next year. In addition, we believe that our ability to operate and successfully create value for our stockholders depends on the efforts of all of our employees and, therefore, it is in the best interests of the Company and our stockholders for employees of the Company to have an ownership interest in the Company. Consequently, 97% of our equity awards granted in 2018 were made to employees other than our NEO’s. If the Amendment is not approved by the Company’s stockholders, we would be unable to continue to make grants to employees, which may hinder our ability to attract and retain employees and align their interests with our stockholders.

Summary of the Plan

Set forth below is a summary of the material features of the Omnibus Incentive Plan, including the modifications to such features that would result from the Amendment. This summary is qualified in its entirety by reference to, and should be read in conjunction with, (1) the full text of the Omnibus Incentive Plan, which is incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, and (2) the Amendment, which is attached to this Proxy Statement as Annex A.

Purpose

The purpose of the Omnibus Incentive Plan is to give us a competitive advantage in attracting, retaining and motivating officers, employees, directors, and/or consultants and to provide us with a means of providing incentives for future performance of services directly linked to the profitability of our business and increases in stockholder value.

Administration

The Omnibus Incentive Plan will be administered by our Board of Directors or a committee of our Board of Directors as our Board of Directors may from time to time designate, which we refer to as the “Committee”. The Compensation Committee of the Board of Directors is currently designated to act as the Committee. Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Common Stock to be covered by each award, and to determine the terms and conditions of any such awards. Subject to certain exceptions in the Omnibus Incentive Plan, applicable law, and the listing standards of the applicable exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or persons selected by it.

Eligibility

Generally, current and prospective (to the extent they have accepted an offer of employment or consultancy) directors, officers, employees, and/or consultants to us and any of our subsidiaries and affiliates are eligible to be granted awards under the Omnibus Incentive Plan. As of March 15, 2019, the Company had ten non-employee directors of the Company, four additional non-employee directors of the Company’s subsidiaries, five executive officers, approximately 1,186 employees, and approximately sixteen (16) consultants.

Shares Subject to the Omnibus Incentive Plan

The Amendment would increase the aggregate number of shares of Common Stock available for issuance under the Omnibus Incentive Plan from 1,200,000 shares to 2,000,000 shares and would increase the maximum number of shares that may be granted pursuant to options intended to be incentive stock options from 1,200,000 shares to 2,000,000 shares. On March 29, 2019, the closing price as reported on the NASDAQ of a share of Common Stock was $29.39 per share.

The Amendment would add a limitation on non-employee director compensation to the Omnibus Incentive Plan. Pursuant to this limitation, the sum of (1) the grant date fair value of any equity or equity-based awards granted under the Omnibus Incentive Plan to a non-employee director of the Company during such calendar year, (2) the amount of any cash-denominated awards granted under the Omnibus Incentive Plan to such non-employee director during such calendar year, and (3) the amount of cash director fees paid to such non-employee director in respect of such calendar year, shall not exceed $500,000.

The shares of Common Stock subject to grant under the Omnibus Incentive Plan may be made available from authorized and unissued shares, treasury shares or shares purchased on the open market. To the extent that any award is forfeited, or any stock option or stock appreciation right (“SAR”) terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Common Stock subject to such awards not delivered as a result thereof will again be available for awards under the Omnibus Incentive Plan. If the exercise price of any stock option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of Common Stock (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested, will be deemed to be granted for purposes of the share limits under the Omnibus Incentive Plan.

The Omnibus Incentive Plan provides that in the event of certain extraordinary corporate transactions or events affecting us, the Committee or our Board of Directors will make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Omnibus Incentive Plan, (2) the various maximum limitations set forth in the Omnibus Incentive Plan, (3) the number and kind of shares or other securities subject to outstanding awards, and (4) the exercise price of outstanding options and SARs. In the case of corporate transactions such as a merger or consolidation, such adjustments may include the cancellation of outstanding awards in exchange for cash or other property or the substitution of other property for the shares subject to outstanding awards.

Awards

The Omnibus Incentive Plan provides for the grant of nonqualified and incentive stock options, SARs, restricted stock awards, restricted stock units, and other awards that may be settled in, or based upon the value of, our Common Stock.

Stock Options and SARs

Stock options granted under the Omnibus Incentive Plan may either be incentive stock options, which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or nonqualified stock options, which do not qualify for this favorable tax treatment. SARs granted under the Omnibus Incentive Plan may either be “tandem SARs,” which are granted in conjunction with a stock option, or “free-standing SARs,” which are not granted in tandem with a stock option.

Each grant of stock options or SARs under the Omnibus Incentive Plan will be evidenced by an award agreement that specifies the exercise price, the duration of the award, the number of shares to which the award pertains and such additional limitations, terms and conditions as the Committee may determine, including, in the case of stock options, whether the options are intended to be incentive stock options or nonqualified stock options. The Omnibus Incentive Plan provides that the exercise price of stock options and SARs will be determined by the Committee, but may not be less than 100% of the fair market value of the stock underlying the stock options or SARs on the date of grant. Award holders may pay the exercise price in cash or, if set forth in an applicable award agreement, in Common Stock (valued at its fair market value on the date of exercise), by “cashless exercise” through a broker, or by withholding shares otherwise receivable on exercise. The term of stock options and SARs will be determined by the Committee, but may not exceed ten years from the date of grant. The Committee will determine the vesting and exercise schedule and other terms of stock options and SARs, and the extent to which they will be exercisable after the award holder’s service with the Company terminates.

Restricted Stock

Restricted stock may be granted under the Omnibus Incentive Plan with such restrictions as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service.

Except for these restrictions and any others imposed under the Omnibus Incentive Plan or by the Committee, upon the grant of restricted stock under the Omnibus Incentive Plan, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock; however, whether and to what extent the recipient will be entitled to receive cash or stock dividends paid, either currently or on a deferred basis, will be set forth in the award agreement.

Restricted Stock Units

The Committee may grant restricted stock units payable in cash or shares of Common Stock, conditioned upon continued service and/or the attainment of performance goals (as described below) determined by the Committee.    We are not required to set aside a fund for the payment of any restricted stock units and the award agreement for restricted stock units will specify whether, to what extent and on what terms and conditions the applicable participant will be entitled to receive dividend equivalents with respect to the restricted stock units.

Other Stock-Based Awards

The Committee may grant unrestricted shares of our Common Stock, or other awards denominated in our Common Stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the Committee determines from time to time in its sole discretion as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

Other Performance Awards

Under the Omnibus Incentive Plan, the Committee may provide that the grant, vesting or settlement of an award granted under the Omnibus Incentive Plan is subject to the attainment of one or more performance goals.

The Committee has the authority to establish any performance objectives to be achieved during the applicable performance period when granting performance awards.

Termination of Employment

The impact of a termination of employment on an outstanding award granted under the Omnibus Incentive Plan, if any, will be set forth in the applicable award agreement.

Treatment of Outstanding Equity Awards following a Change in Control

The Omnibus Incentive Plan provides that, unless otherwise set forth in an award agreement, in the event of a change in control (as defined in the Omnibus Incentive Plan), (1) any stock option or SAR will become fully exercisable and vested, (2) the restrictions on any restricted stock will lapse and the shares will vest and become transferable, (3) all restricted stock units will be considered earned and payable in full and any restrictions will lapse, and (4) any performance-based awards will be deemed earned and payable in full, with the applicable performance goals to be deemed achieved at the greater of target or actual performance through the date of the change in control. The Committee may also make additional adjustments and/or settlements of outstanding equity awards as it deems appropriate and consistent with the purposes of the Omnibus Incentive Plan.

A “change in control” is generally deemed to occur under the Omnibus Incentive Plan upon:

(i)

the acquisition by any individual, entity, or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 30% or more of either (a) the outstanding shares of our Common Stock, or (b) the combined voting power of our then outstanding voting securities, with each of clauses (a) and (b) subject to certain customary exceptions;

(ii)

individuals who, as of the date the Omnibus Incentive Plan is adopted, constitute the Board of Directors cease to constitute at least a majority of the Board of Directors, with directors whose appointment or election is endorsed by at least a majority of the incumbent directors then on the Board of Directors being considered incumbent directors for this purpose (subject to certain customary exceptions);

(iii)

the consummation of a merger, a sale or other disposition by us of all or substantially all of our assets, or any other business combination of the Company with any other corporation, other than any merger or business combination following which (a) the individuals and entities that were the beneficial owners of our outstanding Common Stock and voting securities immediately prior to such business combination beneficially own more than 50% of the then-outstanding shares of Common Stock and combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such business combination in substantially the same proportions as immediately prior to such business combination, (b) no person beneficially owns 30% or more of the then-outstanding shares of Common Stock of the entity resulting from such business combination or the combined voting power of the then-outstanding voting securities of such entity, and (c) at least a majority of the members of the Board of Directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such business combination were members of the Board of Directors at the time the execution of the initial agreement providing for the transaction was approved; or

(iv)	the approval by our stockholders of a complete liquidation or dissolution of the Company.

Amendment and Termination

The Omnibus Incentive Plan may be amended, altered, suspended, discontinued or terminated by our Board of Directors, but no amendment, alteration, suspension, discontinuation or termination may be made if it would materially impair the rights of a participant (or his or her beneficiary) without the participant’s (or beneficiary’s) consent, except for any such amendment required to comply with law. The Omnibus Incentive Plan may not be amended without stockholder approval to the extent such approval is required to comply with applicable law or the listing standards of the applicable exchange.

New Plan Benefits

Awards under the Omnibus Incentive Plan are made at the discretion of the Committee. Therefore, the benefits or amounts that will be received by or allocated to each NEO, all current executive officers as a group, all directors who are not executive officers as a group, and all employees who are not executive officers as a group, under the Omnibus Incentive Plan if the Amendment is approved by stockholders are not presently determinable.

Federal Income Tax Consequences Relating to Awards Granted pursuant to the Omnibus Incentive Plan

The following discussion summarizes certain federal income tax consequences of awards under the Omnibus Incentive Plan. This discussion is based on current laws in effect on the date of this Proxy Statement, which are subject to change (possibly retroactively). The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Omnibus Incentive Plan, nor does it cover state, local or non-U.S. tax consequences. The tax treatment of participants in the Omnibus Incentive Plan may vary depending on each participant’s particular situation and may, therefore, be subject to special rules not discussed below. Participants are advised to consult with a tax advisor concerning the specific tax consequences of participating in the Omnibus Incentive Plan.

Incentive Stock Options

In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option (“ISO”). However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction for us) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

Nonqualified Stock Options

In general, in the case of a nonqualified stock option, the participant has no taxable income at the time of grant but realizes ordinary income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to us. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which we are not entitled to a deduction.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the Common Stock as of that date, less any amount the participant paid for the Common Stock, and the Company will be allowed a corresponding tax deduction at that time. Any future appreciation in the Common Stock will be taxable to the participant at capital gains rates. However, if the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

Restricted Stock Units

A participant does not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or stock, the participant generally will be required to recognize as ordinary income an amount equal to the fair market value of the shares, or the amount of cash, delivered. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which the Company is not entitled to a deduction.

PROPOSAL 5:	APPROVAL OF TRIUMPH BANCORP, INC. EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to adopt and approve our Employee Stock Purchase Plan (the “ESPP”). The Board of Directors believes that the adoption and approval of the ESPP is advisable and in the best interests of our stockholders.

The Board of Directors believes that the ESPP will assist in the retention of current employees and hiring of new employees and provide our employees with an incentive to contribute to our success by providing an opportunity to acquire shares of our Common Stock by allowing eligible employees to purchase stock in a convenient and an attractive manner.

A summary of the material features of the ESPP is set forth below. This summary is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the ESPP, which is attached to this proxy statement as Annex B.

Purpose

The purpose of the ESPP is to advance our interest and those of our stockholders by providing our employees with a convenient and an attractive means of purchasing shares of our Common Stock and thereby enhancing their sense of participation in the affairs of the company. The ESPP enables our eligible employees and the employees of our participating subsidiaries to purchase, through payroll deductions, shares of our Common Stock at a discount from the market price of the stock at the time of purchase. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

Administration

The Compensation Committee of the Board of Directors will administer the ESPP (absent a determination by the Board of Directors to administer the ESPP), and is authorized to delegate its duties and authority to officers and employees of the company, as appropriate. All determinations and decisions by the Compensation Committee regarding the interpretation or application of the ESPP shall be final and binding on all ESPP participants. The Compensation Committee is also authorized to adopt, amend and rescind rules or procedures relating to the administration of the ESPP.

Eligibility

Our employees and the employees of our participating subsidiaries who have been employed at least one year immediately prior to the commencement of an offering period and who meet such other requirements established by the Compensation Committee prior to the applicable offering period are eligible to participate in the ESPP as of the first day of the offering period after they become eligible to participate in the ESPP. However, no employee is eligible to participate in the ESPP if, immediately after the election to participate, such employee would own stock (including stock such employee may purchase under outstanding rights under the ESPP) representing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiary corporations. In addition, no employee is permitted to participate if the rights of the employee to purchase our Common Stock under the ESPP and all similar purchase plans maintained by us or our subsidiaries would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.    Unless otherwise determined by the plan administrator, employees who customarily work less than twenty hours or less per week or work not more than five months per calendar year are not eligible to participate.

As of March 15, 2019, we and our consolidated subsidiaries had approximately 1,186 employees, of whom approximately 898 should be eligible to participate in the ESPP.

Stock Subject to the ESPP

If approved, the ESPP would reserve an aggregate of 2,500,000 shares of our Common Stock for issuance under the ESPP.

Enrollment

Eligible employees become participants in the ESPP by completing a subscription agreement and filing it with us within the time frame established by the Compensation Committee.

Terms

Offerings; Purchase Dates.    Under the ESPP, an offering period will last for 6 months, and have a 6 month purchase period. Purchases will be made on the last business day of each purchase period, and the dates of such purchases shall be “purchase dates.” Unless other dates are selected by the Compensation Committee, offering periods will commence on each February 15th and August 15th during the term of the ESPP.

Price and Payment.    Employees electing to participate in the ESPP will authorize us to automatically deduct after-tax dollars from each compensation payment until the employee instructs us to stop the deductions or until the employee’s employment is terminated. Participants may contribute between 1% and 10% (in whole percentages) of their compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of whole shares on each purchase date. Compensation is defined for purposes of the ESPP as base salary and wages before deductions and such definition may include any other cash compensation or remuneration approved as “compensation” by the Compensation Committee in accordance with Section 423 of the Code.

The purchase price per share will be the lesser of 85% of the fair market value per share on (i) the first day of the offering period, or (ii) the last day of the offering period, provided that the Board of Directors may determine to use a different purchase price for any offering period, which may not be less than 85% of the fair market value on the first or last day of the offering period. The maximum number of shares which may be purchased by any employee on any single purchase date is 1,000 shares.

The fair market value of a share of our Common Stock will equal the closing price of a share of Common Stock on the NASDAQ on the date of determination, as reported by such source as selected by our Compensation Committee or, if not traded on such day, the next preceding trading day on which the stock is traded. On March 29, 2019, the closing price as reported on the NASDAQ of a share of Common Stock was $29.39 per share.

Termination of Participation.    Employees may end their participation in an offering at any time at least 15 business days before a purchase date. Participation also ends automatically on termination of employment with us or one of our subsidiaries or failure of an employee to qualify as an eligible employee. Upon such termination of the employee’s participation in the ESPP, such employee’s payroll deductions not already used to purchase stock under the ESPP will be returned to the employee.

Adjustment Provisions

The Plan provides that in the event of certain extraordinary corporate transactions or events affecting us, the Committee or our Board of Directors will or may make such adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares of Common Stock reserved for issuance and delivery under the Plan, (2) the maximum limitation on shares that may be purchased by a participant, (3) the number and kind of shares of Common Stock subject to outstanding options, and (4) the exercise price of outstanding options.

In the case of corporate transactions, such as a merger or consolidation, such adjustments may include early termination of the offering period.

Amendment and Termination of the ESPP

The Board of Directors or Compensation Committee may at any time amend or terminate the ESPP. Generally, no such termination can affect previously made grants and no amendment may adversely affect the rights of any participant without such participant’s consent, provided that the Compensation Committee may terminate an offering period if it determines that the termination of the offering period is in our best interest and that of our stockholders, including in connection with a corporate transaction as described above. In addition, no amendment may be made to the ESPP without approval of our stockholders within 12 months of its adoption by the Board of Directors if such amendment increases the number of shares that may be issued under the ESPP or changes the designation of the corporations whose employees (or class of employees) are eligible to participate in the ESPP.

Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board of Directors or the Compensation Committee is entitled to make such amendments to the ESPP as it determines are advisable if the continuation of the ESPP or any offering period would result in financial accounting treatment for the ESPP that is different from the financial accounting treatment in effect on the date the ESPP was initially adopted by the Board of Directors.

Federal Income Tax Information

The following discussion summarizes certain federal income tax consequences of participation in the ESPP. This discussion is based on current laws in effect on the date of this Proxy Statement, which are subject to change (possibly retroactively). The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the ESPP, nor does it cover state, local or non-U.S. tax consequences. The tax treatment of participants in the ESPP may vary depending on each participant’s particular situation and may, therefore, be subject to special rules not discussed below. Participants are advised to consult with a tax advisor concerning the specific tax consequences of participating in the ESPP.

The ESPP is intended to qualify under the provisions of Section 423 of the Code. The ESPP is not subject to any provisions of the Employee Retirement Income Security Act of 1974. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period of the shares acquired. If the shares are sold or disposed of more than two years from the first day of the offering period and one year from the date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the purchase price discount. For these tax purposes, the “purchase price discount” is based off the stock price on the first day of the offering period and equals the excess of the fair market value of the stock at the time the option was granted over the option price, computed as if the option had been exercised on the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss equal to the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. Participating employees will be required to notify us in writing of the date and terms of any disposition of shares purchased under the ESPP unless such shares are held by a broker designated by the Plan Administrator in the participant’s stock plan account.

New Plan Benefits

The amounts of future stock purchases under the ESPP are not determinable because, under the terms of the ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of our Common Stock.

PROPOSAL 6:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe LLP to serve as Triumph’s independent registered public accounting firm for the fiscal year ending December 31, 2019. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Crowe LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Crowe LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

Audit and Non-Audit Fees

For the fiscal years ended December 31, 2018 and 2017, Crowe LLP provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

	2018	2017
Audit fees	$1,206,993	$831,347
Audit-related fees	40,830	144,950
Tax fees	265,197	199,015

	$1,513,020	$1,175,306

Audit fees include aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the issuance of comfort letters and SEC consents, for 2018, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and for 2017, for the financial statements for the U.S. Department of Housing and Urban Development. Our audit fees in 2018 increased due to more audit hours incurred on acquisitions and due to the Company being subject for the first time to independent auditor’s reporting on our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

Audit-related fees are fees for assurance and related services that are reasonably related to Crowe LLP’s audits and are not reported under “audit fees”, including, during 2018 and 2017, work performed in connection with employee benefit plan audits, and consultations concerning accounting and financial reporting standards.

Tax fees for 2018 include approximately $130,000 for tax compliance, including the preparation, filing, and review of tax returns and approximately $135,000 for tax consulting related to merger and acquisition analysis and tax advice and planning.

Tax fees for 2017 include approximately $89,000 for tax compliance, including the preparation, filing and review of tax returns and approximately $110,000 for tax consulting related to merger and acquisition analysis and tax advice and planning.

No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” for 2017 and 2018.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit, audit- related and permitted non-audit services provided to us are pre-approved by the Audit Committee. Any audit and non-audit services require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary and this special pre-approval is reported out at the next meeting of the Audit Committee.

All of the audit-related, tax and all other services provided by Crowe LLP to us in 2018 were approved by the Audit Committee. The Audit Committee has determined that all non-audit services provided by Crowe LLP in 2018 were compatible with maintaining its independence in the conduct of its auditing functions.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Crowe LLP as our independent registered public accounting firm for the current fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee reviewed and discussed with management and the independent auditor the quarterly and annual earnings press releases and financial statements prior to their issuance.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at http://ir.triumphbancorp.com. The Audit Committee held nine meetings during fiscal year 2018. The Company’s current Audit Committee Charter was last updated on July 24, 2018. The Audit Committee is comprised solely of independent directors as defined by NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. Two of the three Audit Committee members are audit committee financial experts as defined by the SEC.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal auditors and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. The Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and its lead partner and makes a determination whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee participates in discussions and negotiations of audit and audit related fees and approves all fees and services of the Independent Auditor. The Audit Committee has appointed Crowe LLP as the Company’s Independent Auditor for 2019. Crowe LLP has been the Independent Auditor for the Company since 2012.

The members of the Audit Committee and the Board of Directors believe that, due to Crowe LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Crowe LLP to serve as the Company’s Independent Auditor. The Audit Committee has overall responsibility for the appointment, compensation and oversight of the Independent Auditor. Although the Audit Committee has the sole authority to appoint the Independent Auditor, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the Independent Auditor.

The Audit Committee reviewed with the Independent Auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the Independent Auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB

Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the Independent Auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed by the Company with the SEC.

THE AUDIT COMMITTEE

Michael P. Rafferty, Chairman

Maribess L. Miller

C. Todd Sparks

April 3, 2019

STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2020 proxy statement and acted upon at our 2020 Annual Meeting (the “2020 Annual Meeting”) must be received by us at our executive offices at 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251, Attention: Corporate Secretary, on or prior to December 5, 2019. If, however, the 2020 Annual Meeting takes place more than 30 days before or after May 16, 2020, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2020 proxy statement and acted upon at our 2020 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Stockholder proposals submitted for consideration at the 2020 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including stockholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2019 Annual Meeting. As a result, any notice given by a stockholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 17, 2020 and no later than February 16, 2020. However, if the date of the 2020 Annual Meeting occurs more than 30 days before or more than 60 days after May 16, 2020, notice by the stockholder of a proposal must be delivered no later than the later of 70 days prior to the date of such annual meeting or the 7th day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to all holders at that address. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our Common Stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our Common Stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

By Order of the Board of Directors,

Aaron P. Graft
President and Chief Executive Officer

ANNEX A	FIRST AMENDMENT TO THE
TRIUMPH BANCORP, INC.
2014 OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT (the “Amendment”) to the Triumph Bancorp, Inc. Omnibus Incentive Plan (the “Plan”), is made effective as of May 16, 2019 (the “Amendment Effective Date”), by Triumph Bancorp, Inc. (the “Company”), subject to approval by the Company’s stockholders.

W I T N E S S E T H:

WHEREAS, Section 11(c) of the Plan provides that the Compensation Committee of the Company’s board of directors (the “Committee”) may amend the Plan, subject to the approval of the Company’s stockholders if such approval is required by the listing standards of the NASDAQ;

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to amend the Plan in order to, among other things, increase the total number of shares of common stock, par value $0.01 per share, of the Company (“Shares”) reserved for delivery with respect to awards under the Plan in order to ensure that sufficient shares of Common Stock are available for future awards and to extend the term of the Plan; and

WHEREAS, the Committee now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2019 Annual Meeting of Stockholders.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.	Clause (a) of Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

(a)	Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under this Plan shall be 2,000,000 Shares. Subject to the provisions of Section 3(c) (relating to adjustments upon changes in capital structure and other corporate transactions), the maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 2,000,000 Shares. Notwithstanding any provision to the contrary in the Plan, for any calendar year, the sum of (i) the grant date fair value of any equity or equity-based Awards granted to a non-employee director of the Company during such calendar year, (ii) the amount of any cash-denominated Awards granted to such non-employee director during such calendar year, and (iii) the amount of cash director fees paid to such non-employee director in respect of such calendar year, shall not exceed $500,000. The Share limits set forth in this Section 3(a) shall be subject to the provisions of Sections 3(c) (relating to adjustments upon changes in capital structure and other corporate transactions).

2.	Clause (b) of Section 11 of the Plan is hereby deleted in its entirety and replaced with the following:

(b)	Termination. The Plan will terminate on May 16, 2029. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

3.	Clause (e) of Section 14 of the Plan is hereby deleted in its entirety and replaced with “Reserved.”

A-1

ANNEX B	TRIUMPH BANCORP INC. EMPLOYEE STOCK PURCHASE PLAN Effective April 1, 2019

1.    Establishment of Plan; Purpose.    The board of directors (the “Board”) of Triumph Bancorp Inc. (the “Company”) hereby establishes this Employee Stock Purchase Plan (this “Plan”) pursuant to which the Company proposes to grant options to purchase shares of the Company’s common stock, par value of $.01 per share (“Common Stock”), to Eligible Employees (as defined in Section 5). The purpose of this Plan is to advance the interest of the Company and its stockholders by providing the Eligible Employees a convenient and attractive method to acquire a stake in the future of the Company by purchasing shares of Common Stock.

2.    Rules of Interpretation.    This Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the provisions of which shall be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code. For purposes of this Plan, “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as such term is defined in Section 424(f) of the Code. “Participating Subsidiary” means any Subsidiary that the Administrator (as defined in Section 4) designates from time to time as eligible to participate in this Plan. For purposes of this Plan, “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company.

3.    Common Stock Subject to This Plan.    A total of 2,500,000 shares of Common Stock are initially reserved for issuance under this Plan. Such number and kind of shares shall be subject to adjustments effected in accordance with Section 15.

4.    Administration.

(a)        This Plan shall be administered by the Compensation Committee of the Board (the “Administrator”); provided, however, that the Board may determine to administer this Plan, in its sole discretion, and in such case any references to the Administrator in this Plan shall be taken to be references to the Board. In addition, the Administrator may delegate its duties and authority (including, without limitation, those set forth in Section 4(b) below) to such of the Company’s officers or employees as it so determines.

(b)        Subject to the provisions of this Plan, the Administrator shall have exclusive authority, in its sole discretion, to determine all matters relating to options granted under this Plan, including, without limitation, the authority to: (i) construe, interpret, reconcile any inconsistency in, correct any default in, supply any omission in, and apply the terms of, this Plan and any subscription agreement or other instrument or agreement relating to this Plan, (ii) adjudicate all disputed claims filed under this Plan (including making factual determinations), (iii) determine the terms and conditions of any Offering (as defined in Section 6) and any option under this Plan, (iv) establish any “blackout” period that the Administrator in its sole discretion deems necessary or advisable, (v) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan, (vi) designate separate Offerings under this Plan, (vii) determine which entities shall be Participating Subsidiaries, (viii) determine who is an Eligible Employee, (ix) change the length and duration of Offering Periods and Purchase Periods (as such terms are defined in Section 6), (x) change or limit the frequency and/or number of changes in the amount deducted or contributed during an Offering Period or Purchase Period, (xi) permit payroll deductions in excess of the amount designated by a participant in this Plan to adjust for administrative errors in the Company’s processing of properly submitted subscription agreements and/or changes in contribution amounts, (xii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Plan participant properly correspond with payroll deductions or other contribution amounts, (xiii) establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with this Plan, and (xiv) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Plan.

(c)        The Administrator’s interpretation of this Plan and its rules and regulations, and all actions taken and determinations made by the Administrator pursuant to this Plan, shall be conclusive and binding on all parties involved or affected.

5.    Eligibility.

(a)        Unless otherwise provided in this Section 5 and subject to the requirements of Section 7, any Eligible Employee on a given Offering Date (as defined in Section 6) shall be eligible to participate in this Plan.

(b)        For purposes of this Plan, “Eligible Employee” means any individual who is treated as an employee in the records of the Company or any Participating Subsidiary, in each case regardless of any subsequent reclassification by the Company or by any Participating Subsidiary, any governmental agency, or any court, and subject to the qualifications set forth in this Section 5.

(c)        For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the applicable Participating Subsidiary so long as the leave does not exceed three (3) months or, if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company or the applicable Participating Subsidiary which provides for a right of reemployment following the leave of absence.

(d)        Notwithstanding the foregoing, for all options to be granted on an Offering Date, the definition of Eligible Employee will not include an individual, if (i) the individual is not employed by the Company or a Participating Subsidiary, as applicable, for the one-year period immediately preceding such Offering Period (as defined in Section 6), (ii) the employee customarily works twenty (20) hours or less per week, (iii) the employee customarily works not more than five (5) months per calendar year, and/or (iv) the employee, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

(e)        The Administrator, in its sole discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, modify the definition of Eligible Employee (on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2) so that the definition of Eligible Employee will or will not include an individual if he or she: (i) customarily works twenty (20) hours or less per week (or such lesser period of time as may be determined by the Administrator in its sole discretion), or (ii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its sole discretion). Such exclusions shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(f)        A participant in this Plan shall cease to be an Eligible Employee upon termination of employment (as further described in Section 13), upon the entity employing such participant during an Offering Period ceasing to be a Participating Subsidiary, or upon the participant transferring to an Affiliate that is not the Company or a Participating Subsidiary.

6.    Offerings; Offering Periods; Purchase Periods.

(a)        For purposes of this Plan, “Offering” means an offer of an option under this Plan that may be exercised on one (1) or more Purchase Dates (as hereinafter defined) during an Offering Period. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Participating Subsidiary shall be deemed a separate Offering even if the dates and other terms of the separate Offerings are identical and the provisions of this Plan shall separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering need not be identical; provided that the terms of this Plan and an Offering together satisfy U.S. Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).

(b)        Except as otherwise specified by the Administrator prior to the commencement of an Offering Period (as defined below): (i) the offering periods of this Plan (each, an “Offering Period”) shall be the six (6)-month period commencing on February 15 and August 15 of each year and ending on August 14 and February 14, respectively, of each year, and (ii) each Offering Period shall consist of one (1) six (6)-month purchase period (each, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the “Offering Date.” The last business day of each Purchase Period is referred to as the “Purchase Date.”

(c)        The Administrator shall have the power to change the duration of Offering Periods with respect to Offerings if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Notwithstanding the foregoing, the Administrator may establish other Offering Periods in addition to those described above, which shall be subject to any specific terms and conditions that the Administrator approves, including requirements with respect to eligibility, participation, the establishment of Purchase Periods and Purchase Dates and other rights under any such Offering. A participant may be enrolled in only one (1) Offering Period at a time.

7.    Participation in This Plan.

(a)        An Eligible Employee may become a participant in this Plan by completing, prior to the applicable Offering Date (within such time frame set forth by the Administrator), a subscription agreement (through the Company’s Plan enrollment process) and/or any other forms and by following any other procedures for enrollment in this Plan as may be established by the Administrator.

(b)        Once an Eligible Employee becomes a participant in this Plan, the Eligible Employee will automatically participate in each succeeding Offering Period, unless he or she (i) withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12, or (ii) ceases to be an Eligible Employee. Any such participant is not required to complete any additional subscription agreement, form or procedure to continue participation in this Plan, unless requested by the Administrator for legal or administrative reasons.

(c)        If a participant in this Plan transfers employment between the Company and a Participating Subsidiary or between Participating Subsidiaries, his or her participation in this Plan shall continue unless and until otherwise terminated in accordance with this Plan. If a participant in this Plan transfers employment from the Company or a Participating Subsidiary to an Affiliate that is not a Participating Subsidiary, he or she shall be deemed to withdraw from this Plan as of the transfer date and shall have his or her accumulated payroll deductions refunded to him or her (without interest) as soon as practicable following the transfer. Such former participant shall be entitled to re-enroll in this Plan as of the next Offering Period; provided that he or she is an Eligible Employee at that time, completes a subscription agreement and follows the procedures set forth in Section 7(a). Notwithstanding the foregoing provisions of this Section 7(c), the Administrator may establish additional and/or different rules to govern transfers of employment among the Company and any Participating Subsidiary or Affiliate, consistent with the applicable requirements of Section 423 of the Code and the terms of this Plan.

8.    Grant of Option.    On the Offering Date of each Offering Period, and subject in all cases to the provisions of this Plan, each participant in this Plan shall be granted an option to purchase on each Purchase Date during the Offering Period (at the purchase price described in Section 9) up to that number of shares of Common Stock determined by dividing (a) the amount accumulated in such participant’s account during such Purchase Period by (b) the Purchase Price (as defined in Section 9 below) (but in no event less than the par value of a share of Common Stock); provided, however, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares which may be purchased pursuant to Section 11(a) with respect to the applicable Purchase Date, or (y) the maximum number of shares set by the Administrator pursuant to Section 11(b) with respect to the applicable Purchase Date. The Fair Market Value of a share of Common Stock shall be determined as provided in Section 9.

9.    Purchase Price.    The purchase price at which each share of Common Stock will be purchased in any Offering Period shall be the lesser of (i) eighty-five percent (85%) of the Fair Market Value on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value on the Purchase Date; provided that the purchase price per share of Common Stock that may be purchased pursuant to each option may be changed by the Administrator for any subsequent Offering Period, but shall not in any event be less than the lesser of (i) eighty-five percent (85%) of the Fair Market Value on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value on the Purchase Date (any such purchase price is referred to as the “Purchase Price”). For purposes of this Plan, the term “Fair Market Value” means, except as determined by the Administrator as of any date, the closing price of a share of Common Stock on the Applicable Exchange (as hereinafter defined) on the date of measurement or, if shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which shares were traded on the Applicable Exchange, as reported by such source as the Administrator may select. For purposes of this Plan, the term “Applicable Exchange” means the NASDAQ or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

10.    Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a)        The Purchase Price of the shares of Common Stock shall be paid for by means of payroll deductions taken from the participant’s Compensation (as hereinafter defined) during each Purchase Period. Except as set forth in this Section 10, the amount of payroll deductions to be taken from a participant’s Compensation shall be determined by the Eligible Employee at the time of completing the subscription agreement and enrolling in this Plan as described in Section 7(a).

The payroll deductions are made as a percentage of the participant’s Compensation in one percent (1%) increments and shall not be less than one percent (1%), nor greater than ten percent (10%) or such other limit set by the Administrator. The Administrator shall determine whether the amount to be contributed is to be designated as a specific dollar amount, or as a percentage of the eligible Compensation being paid on such payday, or as either, and may also establish a minimum percentage or amount for such contributions.

Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b)        For purposes of this Plan, “Compensation” means base salary or base wages before any deductions. The Administrator, in its sole discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Compensation for a subsequent Offering.

(c)        As and to the extent determined by the Administrator, a participant may increase or decrease the rate of payroll deductions during an Offering Period by completing a new authorization for payroll deductions (through the Company’s Plan administrative process) and/or any other forms and by following any other procedures as may be established by the Administrator, in which case the new rate shall become effective as soon as administratively practicable after the participant elects such change and shall continue for the remainder of the Offering Period unless changed as described below.

A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by completing a new authorization for payroll deductions (through the Company’s Plan administrative process) and/or any other forms and by following any other procedures as may be established by the Administrator, not later than fifteen (15) business days before the beginning of such Offering Period or within such other time frame set forth by the Administrator.

(d)        Unless otherwise determined by the Administrator, a participant may not increase the rate of his or her payroll deductions during an Offering Period and may reduce his or her payroll deductions percentage to zero during an Offering Period by submitting to the Company a request for cessation of payroll deductions (through the Company’s Plan administrative process) and/or any other forms and by following any other procedures as may be established by the Administrator. Such reduction shall be effective as soon as administratively practicable after the participant elects such reduction and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Section 10(f). A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(e)        A participant’s payroll deductions shall be credited to an account maintained on such participant’s behalf under this Plan. All payroll deductions shall be deposited with the general funds of the Company and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. No interest shall accrue on the payroll deductions.

(f)        On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not withdrawn from the Offering Period in accordance with the requirements of Section 12(a), the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price shall be as specified in Section 9. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock shall be carried forward, without interest, into the next Purchase Period or Offering Period. If this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(g)        Subject to Section 10(h), as promptly as reasonably practicable after the Purchase Date, the Company shall issue shares in certificated or uncertificated form, as determined by the Company in its discretion, for the participant’s benefit representing the shares purchased upon exercise of his or her option.

(h)        At any time, the Company or the participant’s employer may, but shall not be obligated to, withhold from the participant’s wages or other cash compensation the amount necessary for the Company or the participant’s employer to meet applicable withholding obligations, including any withholding required to make available to the Company or Participating Subsidiary any tax deductions or benefits attributable to sale or early disposition of Common Stock by the participant.

(i)        During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised and the purchased shares are issued or transferred to the participant.

11.    Limitations on Shares to Be Purchased.

(a)        No participant shall be entitled to purchase Common Stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in Fair Market Value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the participant is outstanding at any time. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit; provided that when the Company automatically resumes making such payroll deductions, the Company shall apply the rate in effect immediately prior to such suspension.

(b)        No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Administrator may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter, the “Maximum Share Amount”). Until otherwise determined by the Administrator, the Maximum Share Amount shall be 1,000 shares (subject to any adjustment pursuant to Section 15). If a new Maximum Share Amount is set, then all participants shall be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Administrator as set forth above.

(c)        If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Administrator shall determine to be equitable. In such event, the Company shall provide notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d)        Any funds accumulated in a participant’s account which are not used to purchase Common Stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

12.    Withdrawal.

(a)        Each participant may withdraw from a Purchase Period under this Plan by completing a notice of withdrawal (through the Company’s Plan administrative process) and/or any other forms and by following any other procedures for withdrawal from this Plan as may be established by the Administrator, at least fifteen (15) business days prior to the end of a Purchase Period or within such other time frame set forth by the Administrator.

(b)        Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. If a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by completing a subscription agreement in the same manner as set forth in Section 7 for initial participation in this Plan.

13.    Termination of Employment.    Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an Eligible Employee, immediately terminates his or her participation in this Plan. For purposes of this Plan, a participant’s employment will be considered terminated as of the date that participant is no longer actively providing services as an employee; the Administrator shall have the exclusive discretion to determine when the participant is no longer actively providing services for purposes of participation in this Plan. In such event, the funds credited to the participant’s account will be returned to him or her or, in the case of his or her death, as set forth in Section 20 below, without interest.

14.    Return of Payroll Deductions and Other Contributions.    If a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or if this Plan is terminated pursuant to Section 26, the Company shall deliver to the participant all payroll deductions or other contributions credited to such participant’s account, without interest.

15.    Capital Changes.

(a)        In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Administrator may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number and kind of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option, the Maximum Share Amount, the number and kind of shares of Common Stock covered by each outstanding option, and the Purchase Price per share of Common Stock covered by each option which has not yet been exercised. For purposes of this Plan, the term “Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(b)        In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s stockholders, the Administrator shall make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number and kind of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option, the Maximum Share Amount, the number and kind of shares of Common Stock covered by each outstanding option, and the Purchase Price per share of Common Stock covered by each option which has not yet been exercised.

(c)        In the event of a Corporate Transaction, unless otherwise provided by the Administrator in its sole discretion, this Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date. The Administrator may, in the exercise of its sole discretion in such instances, declare that the then current Offering Period shall terminate as of a date fixed by the Administrator and give each participant the right to purchase shares under this Plan prior to such date of termination.

16.    Nonassignability.    Neither payroll deductions or other contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 20) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17.    Notice of Disposition.    Unless otherwise provided by the Compensation Committee, until disposition of the shares purchased in any Offering Period, such shares shall be held by the broker designated by the Compensation Committee in the participant’s stock plan account. Where such shares purchased in any Offering Period are not held in the participant’s Company stock plan account, each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan. The Company may place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares by the participant (or in the case of uncertificated shares, may instruct the transfer agent to notify the Company of any transfer). The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates (or with respect to uncertificated shares, notwithstanding any such instruction to the transfer agent).

18.    No Rights to Continued Employment.    Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary or

Affiliate, or restrict the right of the Company or any Participating Subsidiary or Affiliate to terminate such employee’s employment.

19.    Notices.    All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.    Designation of Beneficiary.

(a)        A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)        Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)        All beneficiary designations shall being such form and manner as the Administrator may designate from time to time.

21.    Conditions upon Issuance of Shares; Limitation on Sale of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22.    Section 409A.    The Plan is intended to be exempt from the application of Section 409A of the Code (“Section 409A”), and any ambiguities herein shall be interpreted to be so exempt from Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if an option under this Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

23.    Tax Qualification.    Although the Company may endeavor to (a) qualify an option for favorable tax treatment under the laws of the United States or (b) avoid adverse tax treatment (e.g., under Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 22. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on participants under this Plan.

24.    Stockholder Approval.    This Plan was adopted by the Board on April 1, 2019, and shall be effective as of such date, subject to the approval by the stockholders of the Company, in a manner permitted by applicable corporate law, within twelve (12) months of the date this Plan is adopted by the Board. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Administrator (which termination may be effected by the Administrator at any time), or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan. If an Offering Period commences prior to the Company obtaining stockholder approval, such Offering Period and the options granted in respect thereof shall terminate as determined by the Administrator, if stockholder approval is not obtained (or reasonably expected to be obtained) by the Purchase Date.

25.    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

26.    Amendment or Termination of This Plan.

(a)        The Administrator may at any time amend or terminate this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant; provided that an Offering Period may be terminated by the Administrator on any Purchase Date if the Administrator determines that the termination of the Offering Period or this Plan is in the best interests of the Company and its stockholders. No amendment may be made without approval of the stockholders of the Company obtained in accordance with Section 24 within twelve (12) months of the adoption of such amendment (or earlier if required by Section 24) if such amendment would: (i) increase the number of shares that may be issued under this Plan; or (ii) change the designation of the corporations whose employees (or class of employees) are eligible for participation in this Plan.

(b)        For the avoidance of doubt, the authority to take action under this Section 26 may not be delegated to an officer or other employee. Notwithstanding the foregoing, the Administrator may make such amendments to this Plan as the Administrator determines to be advisable, if the continuation of this Plan or any Offering Period would result in financial accounting treatment for this Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

ANNUAL MEETING OF TRIUMPH BANCORP, INC.

Date:	May 16, 2019
Time:	1:00 p.m. (Central Daylight Time)
Place:	3 Park Central, 12700 Park Central Drive, Basement Level,
Conference Room 1, Dallas, TX 75251

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2, 4, 5 and 6 and for the ONE (1) YEAR alternative for proposal 3.

1:	Election of Class II Directors					Directors Recommend
		For	Against	Abstain
	01 Douglas M. Kratz	☐	☐	☐		For
	02 Richard L. Davis	☐	☐	☐		For
	03 Michael P. Rafferty	☐	☐	☐		For
	04 C.Todd Sparks	☐	☐	☐		For
		For	Against	Abstain

2:	To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐		For
		1 Year	2 Years	3 Years

3:	To approve, on a non-binding advisory basis, the frequency (every one, two or three years) of future say on pay votes.	☐	☐	☐		1 Year
		For	Against	Abstain

4:	To approve the First Amendment to the Triumph Bancorp, Inc. 2014 Omnibus Incentive Plan.	☐	☐	☐		For

5:	To approve the Triumph Bancorp, Inc. Employee Stock Purchase Plan.	☐	☐	☐		For

6:	To ratify the appointment of Crowe LLP as our independent registered public accounting firm.	☐	☐	☐		For

7:	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

	To attend the meeting and vote your shares in person, please mark this box.				☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Triumph Bancorp, Inc.

to be held on Thursday, May 16, 2019

for Holders as of March 18, 2019

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To		866-206-5381
www.proxypush.com/TBK	OR	• Use any touch-tone telephone.
• Cast your vote online. • View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
	MAIL	• Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Adam D. Nelson and Gail Lehmann, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Triumph Bancorp, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND SHARES WILL BE VOTED FOR THE PROPOSALS IN ITEM 2, ITEM 4, ITEM 5 AND ITEM 6, FOR THE ONE (1) YEAR ALTERNATIVE IN PROPOSAL 3, AND AUTHORITY WILL BE GRANTED UNDER ITEM 7.

PROXY TABULATOR FOR
TRIUMPH BANCORP, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — Triumph Bancorp, Inc.

Annual Meeting of Stockholders

May 16, 2019, 1:00 p.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Adam D. Nelson and Gail Lehmann (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Triumph Bancorp, Inc., a Texas corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triumph Bancorp, Inc. to be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, TX 75251, on Thursday, May 16, 2019 at 1:00 p.m. (CDT) and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director, “For” the Proposals in Item 2, Item 4, Item 5 and Item 6, and for the “ONE (1) YEAR” alternative in Item 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.